UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2026

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, Inc. 9 West 57th Street, 42nd Floor
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ARI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On January 27, 2026, Apollo Commercial Real Estate Finance, Inc. (the “Company”) entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Athene Holding Ltd. (“Athene”). In connection with the transactions contemplated by the Purchase Agreement, the Company has also entered into a letter agreement (the “Management Agreement Side Letter”) with ACREFI Operating, LLC, a subsidiary of the Company (“Operating LLC”) and ACREFI Management, LLC (the “Manager”), and a letter agreement (the “Expense Reimbursement Letter Agreement”, and together with the Purchase Agreement and the Management Agreement Side Letter, the “Transaction Documents”) with Apollo Management Holdings, L.P. (“Apollo Management Holdings”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Purchase Agreement. The Company is externally managed and advised by the Manager, which is a subsidiary of Apollo Global Management, Inc. (“AGM”), and each of Athene and Apollo Management Holdings is a subsidiary of AGM.

The board of directors of the Company (the “Board”), acting on the unanimous recommendation of a special committee of the Board consisting solely of independent and disinterested directors, has approved and determined advisable the Purchase Agreement and the transactions contemplated thereby (the “Transactions”) and resolved to recommend that the stockholders of the Company vote in favor of approval of the Transactions.

Purchase Agreement

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, Athene will purchase from the Company, and the Company will sell to Athene, the Company’s entire commercial real estate loan portfolio (collectively, the “Loans”) as of the date of closing of the Transactions (the “Closing”), other than two loans with a combined total principal balance of $146 million currently held by the Company which are expected to be repaid prior to the Closing. The total purchase price paid by Athene will be calculated based on 99.7% of the total commitment amount of each Loan as of the Closing, subject to adjustments as provided in the Purchase Agreement, and will be paid entirely in cash.

The Closing is subject to the satisfaction of certain closing conditions, including, among others, (i) the affirmative vote of holders of at least a majority of the outstanding shares of Company stock entitled to vote on the Transactions (the “Requisite Vote”), (ii) the Company’s delivery of all closing and transfer documents with respect to Loans that collectively represent at least 85.0% of the aggregate purchase price payable under the Purchase Agreement, and (iii) execution and delivery by the Company, Operating LLC and the Manager of the A&R Management Agreement (as defined below under “Management Agreement Side Letter”).

The Purchase Agreement provides the Company with a limited “go-shop” period which commences on the date of the Purchase Agreement and expires at 11:59 p.m., Eastern time, on February 21, 2026, (the “Go-Shop Period”), during which the Company and its representatives may (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposals or offers relating to certain alternative transactions, including by providing access to non-public information relating to the Company and its subsidiaries pursuant to a confidentiality agreement and (ii) engage and enter into, continue and otherwise participate in discussions or negotiations with respect to potential alternative transactions or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

Following the expiration of the Go-Shop Period, the Company will be subject to customary “no shop” restrictions prohibiting the Company, its subsidiaries and their respective representatives from (i) initiating, soliciting, knowingly facilitating and knowingly encouraging any inquiry regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative transaction or (ii) engaging in, entering into, continuing or otherwise participating in any discussions or negotiations regarding, or providing any information concerning the Company or its subsidiaries or afford access to the Company’s or its subsidiaries’ books, records, management, employees or properties to any third party in connection with any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative transaction. However, after the Go-Shop Period, the Company may continue to engage in discussions and negotiations with any third party that made a bona fide alternative acquisition proposal prior to the end of the Go-Shop Period that remains pending and has not been withdrawn and that the Board, or an authorized committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a superior proposal (any such third party, an “Excluded Party”).

At any time prior to obtaining the Requisite Vote, under specified circumstances the Board may change its recommendation regarding the Transactions and, if such change of recommendation is made in response to a proposal that the Board has determined in good faith (after consultation with outside legal counsel and a financial advisor) remains a “superior proposal,” after taking into account any changes to the terms of the Purchase Agreement proposed by Athene, the Company may terminate the Purchase Agreement to accept such superior proposal subject to the Company’s payment of the termination fee described below.

The Purchase Agreement contains certain termination rights for both the Company and Athene, including if the Transactions are not completed on or before October 27, 2026, or if the Requisite Vote is not obtained. In the event of a termination of the Purchase Agreement under certain circumstances, including termination of the Purchase Agreement by Athene as a result of a change of recommendation by the Board or a termination by the Company to accept a superior proposal, the Company will be required to pay Athene a termination fee of (i) $25 million if such termination occurs in respect of a superior proposal from an Excluded Party or (ii) in all other circumstances where the Company is obligated to pay a termination fee, $50 million. In addition, if the Company fails to pay the termination fee when due upon termination of the Purchase Agreement, the termination fee will accrue interest until paid in full and the Company will be required to reimburse Athene for costs and expenses incurred in connection with the enforcement and collection of such amounts.

The Purchase Agreement contains customary representations, warranties and covenants of each party, including, among others, covenants requiring the Company to (i) convene and hold a meeting of the Company’s stockholders to consider and vote upon the approval of the Transactions, (ii) conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects during the period between the execution of the Purchase Agreement and the Closing, (iii) use reasonable best efforts to obtain certain third-party waivers and consents necessary to permit the sale of the Loans, and (iv) maintain its qualification as a real estate investment trust (as defined in Section 856 of the Code). The Purchase Agreement also contains customary mutual indemnities by each of the Company and Athene in respect of liabilities and obligations with respect to the Loans that are retained by the Company and assumed by Athene, respectively. In addition, if as of the Closing, a Loan cannot be conveyed to Athene due to an outstanding material third party consent or an unreleased material lien, the closing of the sale of such Loan will be delayed until such time as the outstanding item is resolved and the Company will continue to hold such Loan until transferred to Athene. Additionally, as is customary for transactions involving the sale of loan portfolios, the Purchase Agreement contains a repurchase provision pursuant to which a material breach of certain of the Company’s representations and warranties regarding a Loan may give rise to an obligation on the part of the Company to cure such breach or, if the breach cannot be cured within a specified period of time, to repurchase the Loan from Athene at a price based on the price paid by Athene at closing, as reduced by any payments or amounts received by Athene in respect of such Loan following closing.

This summary description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or any of its subsidiaries or affiliates.

The representations and warranties of each of the parties set forth in the Purchase Agreement have been made solely for the benefit of the other parties to the Purchase Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other parties in connection with the Purchase Agreement, (ii) are subject to the materiality standards contained in the Purchase Agreement that may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement.

Management Agreement Side Letter

Under the terms of the Management Agreement Side Letter, each of the Company, Operating LLC and the Manager has agreed to enter into an Amended and Restated Management Agreement (“A&R Management Agreement”), in the form attached to the Management Agreement Side Letter, effective upon the Closing. Upon its effectiveness, the A&R Management Agreement will supersede and replace the existing Management Agreement by and among the Company, Operating LLC and the Manager, dated September 23, 2009 (the “Existing Management Agreement”). The Existing

Management Agreement will remain in full force and effect until the Closing in accordance with the Purchase Agreement. The effectiveness of the A&R Management Agreement is subject to and conditioned upon the Closing in accordance with the Purchase Agreement, and in the event that the Purchase Agreement is terminated, the Existing Management Agreement will continue in full force and effect, and the Management Agreement Side Letter will automatically terminate.

The A&R Management Agreement is substantially similar to the Existing Management Agreement except in the case of the following terms and provisions:

•

Base Management Fee: The Existing Management Agreement provides for a base management fee equal to 1.5% per annum of stockholders’ equity of the Company, payable entirely in cash quarterly in arrears. Under the A&R Management Agreement, following the Closing, the base management fee will initially be (1) 0.75% per annum of the Company’s stockholders’ equity if the annualized return on equity (“ROE”) for a particular fiscal quarter is less than 7.5% or (2) 1.5% per annum of the Company’s stockholders’ equity if the ROE for a particular fiscal quarter equals or exceeds 7.5%, payable quarterly in arrears entirely in shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), except for certain circumstances in which the base management fee is required to be paid partially or entirely in cash as provided in the A&R Management Agreement, including following achievement of the ROE Milestone (as discussed below) or in the event of certain legal prohibitions or restrictions relating to the payment of such fee in shares of Company Common Stock. The number of shares of Company Common Stock issued as payment of any installment of the base management fee will be equal to the greatest of (i) book value per share (“BVPS”) of a share of Company Common Stock as of the end of the fiscal quarter to which such installment relates, (ii) the average of the closing prices for a share of Company Common Stock on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such relates and (iii) the par value per share of Company Common Stock. If the Company achieves an ROE of 7.5% or more for two consecutive quarters (the “ROE Milestone”), the base management fee will permanently increase to 1.5% of stockholders’ equity and will be payable entirely in cash.

•

Incentive Fee: The Existing Management Agreement does not contemplate the payment by the Company of any incentive fee or other incentive compensation to the Manager. Under the A&R Management Agreement, following achievement of the ROE Milestone, the Manager will be eligible to receive an incentive fee equal to 20% of stockholders’ equity above an 8% ROE hurdle, with such incentive fee payable entirely in shares of Company Common Stock (with the number of shares for any given installment of such incentive fee determined in the same manner as described above under “Base Management Fee” except in the event of certain legal prohibitions or restrictions relating to the payment of such fees in shares of Company Common Stock).

•

Termination Fee: Under the Existing Management Agreement, the Termination Fee (as defined therein) is equal to three times the sum of the average annual base management fee paid over the 24-month period immediately preceding the date of the termination of the Existing Management Agreement. Under the A&R Management Agreement, the termination fee formula will include any incentive fees paid over the 24-month year period prior to termination but will otherwise be the same as the formula in the Existing Management Agreement.

•

Other Key Terms: The A&R Management Agreement reflects updates to certain definitions and mechanics for calculation and payment of fees, including changes to “Base Management Fee,” and “Core Earnings,” and related terms to clarify the revised Manager compensation structure and performance criteria.

The foregoing description of the Management Agreement Side Letter and A&R Management Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Management Agreement Side Letter, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Expense Reimbursement Letter Agreement

Under the terms of the Expense Reimbursement Letter Agreement, Apollo Management Holdings agreed to reimburse the Company for up to $10 million of the expenses incurred by the Company in connection with the Transactions.

The foregoing description of the Expense Reimbursement Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Expense Reimbursement Letter Agreement, a copy of which is filed as Exhibit 10.2 and incorporated herein by reference.

Item 7.01	Other Events.

The Company is furnishing as Exhibit 99.1 to this Current Report on Form 8-K a copy of the press release issued by the Company on January 28, 2026 announcing the execution of the Purchase Agreement.

The information contained in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase and Sale Agreement, dated January 27, 2026, by and between Apollo Commercial Real Estate Finance, Inc. and Athene Holding Ltd.*

10.1	Letter Agreement, dated January 27, 2026, by and among Apollo Commercial Real Estate Finance, Inc., ACREFI Operating, LLC and ACREFI Management, LLC

10.2	Letter Agreement, dated January 27, 2026, by and between Apollo Commercial Real Estate Finance, Inc. and Apollo Management Holdings, L.P.

99.1	Press Release, dated January 28, 2026, issued by Apollo Commercial Real Estate Finance, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

Forward-Looking Information

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: higher interest rates and inflation; market trends in the Company’s industry, real estate values, the debt securities markets or the general economy; the timing and amounts of expected future fundings of unfunded commitments; the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; risks associated with investing in real estate assets, including changes in business conditions and the general economy; the parties’ ability to consummate the Transactions on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary third-party approvals, including stockholder approval, or the satisfaction of other closing conditions to consummate the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement or any unanticipated difficulties or expenditures relating to the Transactions; risks related to diverting the attention of Company management from ongoing business operations; failure to realize the expected benefits of the Transactions; significant transaction costs and/or unknown or inestimable liabilities; risks of stockholder litigation in connection with the Transactions, including resulting expenses or delays; disruption of current plans and operations caused by the announcement of the Transactions, making it more difficult to conduct business as usual or maintain relationships with current or future lenders, service providers, or vendors, and financing sources; and effects relating to the announcement of the Transactions or any further announcements or the consummation of the Transactions on the market price of the Company Common Stock. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission (“SEC”). The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in Solicitation

The directors and executive officers of the Company, and certain other affiliates of AGM and the Manager, may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the executive officers and directors of the Company and the Manager in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 29, 2025. Additional information regarding the interest of such individuals in the Transactions contemplated by the Purchase Agreement will be included in the proxy statement relating to the Transactions when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.apollocref.com.

Important Additional Information and Where to Find It

This communication relates to the proposed transaction involving Apollo Commercial Real Estate Finance, Inc. and Athene Holding Ltd. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a proxy statement pursuant to SEC Rule 14a-3. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING THE PROXY STATEMENT AND OTHER MATERIALS FILED OR TO BE FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. These materials will be made available to the stockholders of the Company at no expense to them and were mailed to the Company’s stockholders. The proxy statement and other relevant information may be obtained without charge from the website of the SEC at www.SEC.gov. Copies of the documents filed by the Company with the SEC are available free of charge on the Company’s website at www.apollocref.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: President and Chief Executive Officer

Date: January 28, 2026

Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

by and between

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

and

ATHENE HOLDING LTD.

Dated: January 27, 2026

4.6	No Brokers	27

4.7	No Inducement or Reliance; Independent Assessment	27

ARTICLE V Covenants		27

5.1	Conduct of Seller Pending the Closing; Cooperation	27

5.2	Access to Information Prior to the Closing	29

5.3	Consents and Approvals	29

5.4	Acquisition Proposals; Go Shop Period	30

5.5	Preparation of the Proxy Statement; Stockholders Meeting	34

5.6	Public Announcements and Disclosure	36

5.7	Post-Transfer Remittances	37

5.8	Post-Transfer Obligation Regarding Comfort Letters	37

ARTICLE VI Conditions to Closing		37

6.1	Conditions to All Parties’ Obligations	37

6.2	Conditions to Seller’s Obligations	38

6.3	Conditions to Buyer’s Obligations	38

ARTICLE VII Deliveries by Seller at Closing		39

7.1	Officer’s Certificate	39

7.2	W-9	39

7.3	Other Deliverables	39

ARTICLE VIII Deliveries by Buyer at Closing		40

8.1	Officer’s Certificate	40

8.2	Closing Consideration Amount	40

8.3	Other Deliverables	40

ARTICLE IX Survival		40

9.1	Survival	40

ARTICLE X Repurchase of Loan Assets		40

10.1	Repurchase	40

10.2	Repurchase Price	41

ARTICLE XI Termination		41

11.1	Termination by Mutual Consent	41

11.2	Termination by Either Seller or Buyer	41

11.3	Termination by Seller	42

11.4	Termination by Buyer	42

11.5	Effect of Termination	43

- ii -

ARTICLE XII Miscellaneous		45

12.1	Expenses	45

12.2	Transfer Taxes	45

12.3	Notices	45

12.4	Governing Law	47

12.5	Entire Agreement	47

12.6	Severability	47

12.7	Amendment	47

12.8	Effect of Waiver or Consent	47

12.9	Parties in Interest; Limitation on Rights of Others	47

12.10	Assignability	47

12.11	Jurisdiction; Court Proceedings; Waiver of Jury Trial	48

12.12	No Other Duties	48

12.13	Reliance on Counsel and Other Advisors	48

12.14	Remedies	48

12.15	Specific Performance	48

12.16	Counterparts	49

12.17	Further Assurance	49

12.18	No Recourse	49

EXHIBIT A	Assets

EXHIBIT B	Purchase Price Methodology

EXHIBIT C	Form of Assignment and Assumption Agreement

EXHIBIT D	Form of Lost Note Affidavit

- iii -

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated as of January 27, 2026, by and between Athene Holding Ltd., a Delaware corporation (“Buyer”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”). Buyer and Seller are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller directly or indirectly owns 100% of the Assets (as defined herein);

WHEREAS, Buyer desires to purchase from Seller and its applicable Subsidiaries, and Seller desires to sell, and to cause its applicable Subsidiaries to sell, to Buyer, the Assets, upon the terms and subject to the conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“A&R Management Agreement” means that certain Amended and Restated Management Agreement to be entered into by and among Seller, Seller Operating LLC and Seller Manager in accordance with the Management Agreement Side Letter.

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary provisions that are not less restrictive in any respect (other than de minimis modifications) than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement shall not prohibit disclosure to Buyer of the identity of the counterparty thereto and any terms proposed by such counterparty pursuant to Section 5.4(a).

“Acceptable Courts” has the meaning set forth in Section 12.11.

“Acquisition Proposal” means any proposal or offer (other than an offer or proposal made or submitted by or on behalf of Buyer) with respect to any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, joint venture or similar transaction, (ii) acquisition (whether by tender offer, share exchange or other manner), (iii) issuance or sale or other disposition of Seller’s equity interests, (iv) sale, lease, license or other disposition directly or indirectly of Assets of Seller, or (v) any combination of any of the foregoing, in each case, which if consummated would result in any Person or group of Persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of Seller or any of its respective Subsidiaries representing 20% or more of the issued and outstanding equity securities of Seller (by vote or value), or 20% or more of the consolidated total assets (including, equity securities of its Subsidiaries), revenues or net income of Seller and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the first Person; provided that, for the avoidance of doubt, (a) none of the following groups of Persons or their Subsidiaries shall be considered “Affiliates” of either Buyer or Seller for purposes of this Agreement: (i) any Managed Accounts, (ii) any Portfolio Companies or (iii) any Portfolio Company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC, and (b) neither AGM nor any of its Subsidiaries (including Buyer and its Subsidiaries (including Athene Co-Invest Reinsurance Affiliate Holding Ltd., Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd. and their respective Subsidiaries)) shall be considered “Affiliates” of Seller for purposes of this Agreement. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative thereto. For the avoidance of doubt, any Subsidiary or other Affiliate of Seller purchased by Buyer pursuant to this Agreement shall each be deemed to be an “Affiliate” of (x) Seller solely with respect to any period prior to the Closing, and (y) Buyer solely with respect to the period from and after the Closing.

“AGM” means Apollo Global Management, Inc.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended from time to time.

“Allocated Purchase Price” has the meaning set forth in Section 2.6(b).

“Alternative Acquisition Agreement” has the meaning set forth in Section 11.3(a).

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Transactions, including the receipt for the Closing Consideration Amount (in each case as such documents may be supplemented, amended or modified from time to time).

“Applicable Interests” means the equity interests in the SPE Entity set forth on Exhibit A – Part II.

“Assets” means, collectively, the assets listed on Exhibit A, which shall consist of the Loans in Part I and the Applicable Interests in Part II being sold from Seller to Buyer under this Agreement; provided, however, that Exhibit A may be amended in accordance with Section 2.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.5(a).

“Berkadia Servicing Agreement” means that certain Servicing Agreement, dated as of February 3, 2022, by and between Berkadia Commercial Mortgage LLC and Athene Annuity and Life Company, as amended by that certain First Amendment to Servicing Agreement, dated as of June 15, 2023 (as the same may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Borrower” means the underlying borrower with respect to any Loan.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Breach Notice” has the meaning set forth in Section 10.1.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.2(a).

“Buyer Material Adverse Effect” means, with respect to Buyer, any Event that would be reasonably likely to prevent or materially delay Buyer’s ability to consummate the Transactions.

“CBRE Servicing Agreement” means that certain Servicing Agreement, dated as of September 12, 2023, by and between Apollo Management International LLP and CBRE Loan Services Limited (as may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Change of Recommendation” has the meaning set forth in Section 5.4(e)(i)(A).

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Calculation Notice” has the meaning set forth in Section 2.6(b).

“Closing Documents” has the meaning set forth in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 23, 2025, between Buyer and Seller, as amended by that First Amendment to Confidentiality Agreement, dated as of December 23, 2025, between Buyer and Seller.

“Consents” means any consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“Cure Period” has the meaning set forth in Section 10.1.

“Designated Buyer” has the meaning set forth in Section 2.8.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom Seller has received during the Go-Shop Period a bona fide written Acquisition Proposal that, (i) remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) the Seller Board, or an authorized committee thereof, determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal and (iii) as of any date following the No-Shop Period Start Date, has not lapsed in accordance with its terms or been withdrawn.

“Fiduciary Termination” has the meaning set forth in Section 5.4(e).

“Final Accounting” has the meaning set forth in Section 2.7(a).

“Final Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“GAAP” means United States Generally Accepted Accounting Principles.

“Go-Shop Period” has the meaning set forth in Section 5.4(a).

“Governmental Consents” has the meaning set forth in Section 3.4.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational.

“Independent Accountant” means any one of the following accounting firms that is not then serving as the independent auditor of either party: Ernst & Young LLP, PricewaterhouseCoopers LLP, KPMG, Cohn Reznick, CBIZ, RSM US, Baker Tilly or BDO USA.

“Injunction” has the meaning set forth in Section 6.1(b).

“Intervening Event” means an Event that first occurs after the date hereof that was not known to the Seller Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Seller Board), which Event, or any consequence thereof, becomes known to the Seller Board prior to the Seller Stockholder Approval, it being understood that in no event shall either (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (b) the fact that Seller exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof, in each case with respect to the Assets (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute an Intervening Event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the persons named in Schedule 1.1(a).

“Law” means any statute, law, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Liabilities” means any and all debts, liabilities, claims, demands, expenses, guarantees, commitments or obligations of any kind, character or nature whatsoever.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), encumbrance, option, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity.

“Loan Documents” means, with respect to each Loan, those certain documents evidencing or securing such Loan, including the applicable Note, Underlying Instrument and/or Mortgage, as applicable, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loans” means those certain Assets that are set forth on Exhibit A – Part I (as may be amended in accordance with Section 2.2(b)).

“Lost Note Affidavit” has the meaning set forth in Section 2.9(c)(i).

“Managed Account” means any pooled investment vehicle, fund, managed account or other client to which AGM or its Subsidiaries provide investment advice or otherwise serve in a fiduciary capacity.

“Management Agreement Side Letter” means that certain letter agreement, dated as of the date hereof, by and among Seller, Seller Operating LLC and Seller Manager.

“MGCL” means the Maryland General Corporation Law.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or similar security instrument delivered with respect to an Underlying Property as security for a Loan, as the same may have been amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan File” has the meaning set forth in Section 2.9(c).

“Non-Assignable Asset” has the meaning set forth in Section 2.3(a).

“Non-Assignable Asset Consideration Amount” has the meaning set forth in Section 2.6(b).

“Nonparty Affiliates” has the meaning set forth in Section 12.18.

“No-Shop Period Start Date” has the meaning set forth in Section 5.4(b).

“Note” means one or more promissory notes executed by the applicable obligor evidencing a Loan.

“Notice of Disagreement” has the meaning set forth in Section 2.7(b).

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Outside Date” has the meaning set forth in Section 11.2(a).

“Pelium Servicing Agreement” means that certain Amended and Restated Servicing Agreement, dated as of January 1, 2024, by and among Situs Asset Management LLC, Pelium Real Estate Asset Management, LLC and Apollo Global Real Estate Management, L.P., as amended by that certain First Amendment to the Amended and Restated Servicing Agreement and that certain Second Amendment to the Amended and Restated Servicing Agreement, dated as of July 1, 2025 (as the same may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Permitted Lien” means any (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent or which may be paid without interest or penalties, or which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (b) Liens that are a cashier’s, landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) Liens that are a zoning regulation, entitlement or other land use or environmental regulation of any Governmental Entity; (d) Liens that are specifically disclosed on the face of the most recent balance sheet of Seller or its Subsidiaries; (e) Liens under operating leases and the rights of tenants (as tenants only) arising under any leases, ground leases, subleases, licenses or other agreements to third parties, in each case pertaining to any Underlying Property; (f) condominium declarations, condo and co-op common charges and assessments, as applicable; (g) Liens for ground rents, water charges, sewer rates, assessments and homeowners association dues and fees not yet due and payable; (h) exceptions and exclusions set forth in the related title policy; (i) Liens that are terminated or fully released in accordance with the terms hereof on or before Closing; (j) Liens created under any Loan Documents in the Mortgage Loan Files; (k) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Underlying Property, or (ii) the security intended to be provided by the related Mortgage; and (l) with respect to any Asset, any other Lien that would not reasonably be expected to, individually or in the aggregate, reduce the value of, or interfere with or otherwise adversely affect the rights and benefits of ownership of such Asset, in each case, in any material respect.

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Portfolio Company” means any platform or portfolio company in which AGM or any Managed Account directly or indirectly holds investments.

“Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

“Proxy Statement” has the meaning set forth in Section 5.5(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.6(b).

“Release Documentation” means, with respect to the Seller Credit Agreements, customary lien and guarantee release documentation reasonably satisfactory to Buyer.

“Replacement Agreement” has the meaning set forth in Section 5.8.

“Replacement Notice” has the meaning set forth in Section 2.9(a)(ix).

“Representatives” means, when used with respect to Buyer or Seller, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Buyer or Seller, as applicable, and its Subsidiaries.

“Repurchase” has the meaning set forth in Section 10.1.

“Repurchase Deadline” has the meaning set forth in Section 10.1.

“Repurchase Price” has the meaning set forth in Section 10.2.

“Required Consents” means the Consents set forth on Schedule 1.1(b).

“Retained Liabilities” has the meaning set forth in Section 2.5(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.5(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” means the determination by the Seller Board that the Transactions are advisable and the recommendation of the Seller Board that Seller’s stockholders approve the Transactions.

“Seller Common Stock” means each share of common stock, par value $0.01 per share, of Seller.

“Seller Credit Agreements” means the agreements, instruments and documents set forth on Schedule 1.1(c).

“Seller Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by Seller to Buyer in connection with this Agreement, including the Schedules required by this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 6.3(a).

“Seller Manager” means ACREFI Management, LLC, the external manager of Seller.

“Seller Material Adverse Effect” means any Event that, individually or in the aggregate, (a) would be reasonably likely to prevent or materially impair or materially delay Seller’s ability to consummate the Transactions or (b) is materially adverse to the value of the Assets, taken as a whole; provided that, for purposes of clause (b), “Seller Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from (i) any failure of Seller to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any Event giving rise or contributing to such failure that is not otherwise excluded pursuant to another clause of this definition may be taken into account in determining whether there has been a Seller Material Adverse Effect) (ii) any changes that affect the industries in which Seller or Seller’s Subsidiaries participate (including the real estate industry generally), (iii) any changes in the United States or global economy or in the capital, financial, credit or securities markets generally, including changes in interest or exchange rates, inflation, and credit conditions, (iv) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world in which the Assets are located, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism, rebellion or insurrection, or acts of espionage, (vi) the taking of, or failure to take, any action expressly required or expressly prohibited by this Agreement, or the taking of any action at the express written request or with the express prior written consent of Buyer, (vii) earthquakes, hurricanes, floods, other natural disasters, or any acts of God or pandemics (or escalation or worsening of any such Events, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity in response to any of the foregoing), (viii) changes in Law or GAAP (or the interpretation or enforcement thereof) after the date hereof, (ix) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Seller Common Stock on the NYSE (provided that any Event giving rise to such suspension or decline that is not otherwise excluded pursuant to another clause of this definition may be taken into account in determining whether there has been a Seller Material Adverse Effect), or (x) any action, made or initiated by any stockholder, including any derivative claims, arising out of or relating to this Agreement or the Transactions, except to the extent that an Event described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi) or (viii) adversely affects Seller and its Subsidiaries, taken as a whole, disproportionately relative to other companies in the industries or geographies in which Seller or Seller’s Subsidiaries participate or operate, in which case, the incremental disproportionate adverse effect shall be taken in to account for purposes of determining whether there has been a Seller Material Adverse Effect.

“Seller Obligors” has the meaning set forth in Section 11.5(d)(i).

“Seller Operating LLC” means ACREFI Operating, LLC, a Subsidiary of Seller.

“Seller Stockholder Approval” means the affirmative vote, at a duly called and held meeting of stockholders, of stockholders entitled to cast a majority of the votes entitled to be cast on the Transactions by holders of outstanding shares of Seller Common Stock, in accordance with the applicable governing documents of Seller and applicable Law.

“Servicer” means, collectively, Situs Asset Management LLC, Pelium Real Estate Asset Management LLC, Berkadia Commercial Mortgage LLC and CBRE Loan Services Limited.

“Servicing Agreement” means, collectively, the Pelium Servicing Agreement, the Berkadia Servicing Agreement and the CBRE Servicing Agreement.

“SPE Entity” means the special purpose entity listed on Exhibit A – Part II.

“Stockholders Meeting” has the meaning set forth in Section 5.5(d).

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (a) is consolidated with such Person for financial reporting purposes under GAAP, or (b) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (provided, that for purposes of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%)) that did not result from a breach of Section 5.4 that the Seller Board, or an authorized committee thereof, determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account all the terms of the Acquisition Proposal (including the Person making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (a) is reasonably expected to be consummated in accordance with its terms, and (b) if consummated, would be more favorable from a financial point of view to the holders of Seller Common Stock than the Transactions (taking into account any offer by Buyer to amend the terms of this Agreement or the other documents contemplated hereby).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, conveyance, documentary, mortgage, recording, value-added, gains tax, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum tax, or estimated tax, including any interest, penalty, or addition thereto.

“Termination Fee” means (x) an amount equal to $25,000,000.00, if the Termination Fee becomes payable in connection with the termination of this Agreement (1) by Seller pursuant to Section 11.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Buyer pursuant to Section 11.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, or (y) an amount equal to $50,000,000.00, in all other circumstances.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Documents” has the meaning set forth in Section 2.9.

“Transfer Tax” means any sales, use, value added, conveyance, stock transfer, real property transfer, transfer, stamp, registration, mortgage, documentary, recording or similar Taxes imposed on the transactions contemplated by this Agreement.

“Transferred Loan Rights” means with respect to each of the Loans, as of the Closing Date, all of Seller’s right, title and interest in and to (a) to the extent arising or accruing from and after the Closing, the right to repayment of all outstanding principal amounts and any other unpaid amounts funded by, or payable to, Seller or any of its Affiliates that are payees or beneficiaries under such Loan under the related Loan Documents and all obligations owed to Seller or any of its Affiliates in connection with such Asset; (b) to the extent arising or accruing from and after the Closing, all claims (including “claims” as defined in the Bankruptcy Code §101(5)), suits, causes of action, and any other right of Seller or any of its Affiliates, whether known or unknown against the applicable Borrower or any other obligor under the Loan Documents or under the other documents contained in the Mortgage Loan Files relating to such Asset, or any of such Borrower’s or obligor’s Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including to the extent permitted under applicable Law, all claims (including contract claims, tort claims, malpractice claims, and claims under any Law governing the sale and purchase of, or indentures for, securities), suits, causes of action, and any other right of Seller or any of its Affiliates against any attorney, accountant, financial advisor or other Person arising under or in connection with the related Loan Documents or under or in connection with the other documents contained in the Mortgage Loan Files; (c) from and after the Closing, all guarantees and collateral with respect to such Asset and any other collateral of any kind for or in respect of the foregoing, to the extent in each instance, same is in effect and still secures the applicable Loan; and (d) to the extent receivable in respect of the period from and after the Closing, all cash, securities (whether certificated or uncertificated securities), security entitlements, accounts, chattel paper, general intangibles, instruments, real property or other property, and all setoffs and recoupments, but only to the extent received or effected by or for the account of Seller or any of its Affiliates under such Loan, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation or otherwise of the related Borrower, any related obligor or the related Loan Documents, and all cash, securities, interest, dividends and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing; provided, that for purposes of this definition, in the event that any Loan is a Non-Assignable Asset, each reference in this definition to the “Closing” or the “Closing Date” shall mean, solely with respect to such Loan, the applicable Post-Closing Transfer Date with respect to such Loan that is a Non-Assignable Asset. For the avoidance of doubt, unless otherwise expressly provided for herein, the rights or claims described in the preceding clauses (a) or (b) that arose or accrued prior to the Closing (and any payments received thereunder) shall be deemed an Excluded Asset and Seller or its applicable Affiliate shall retain the benefit thereof.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“True-up” has the meaning set forth in Section 2.7(a).

“UCC Assignment” has the meaning set forth in Section 2.9(a)(v).

“Underlying Instruments” means the loan agreement, credit agreement or other agreement other than a Note, if applicable, pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan of which the holders of such Loan are the beneficiaries.

“Underlying Property” means each parcel or parcels of real property, the buildings and improvements thereon and all personal property securing a Loan.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) references to any Party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable in the case of an agreement or document other than this Agreement) a successor or permitted assign of such Party, upon the occurrence thereof;

(f) references to any agreement or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in U.S. dollars unless otherwise specified;

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(k) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall be required to occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II

Purchase and Sale

2.1 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, no later than the fourth (4th) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the last of the conditions set forth in Article VI to be satisfied or waived by the Party entitled to the benefit of the same (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), or on such other date or at such other place as Buyer and Seller may otherwise agree. The day on which the Closing actually takes place is referred to herein as the “Closing Date.”

2.2 Sale and Purchase of the Assets.

(a) Subject to the terms and conditions set forth in this Agreement, and excluding any Excluded Asset or Non-Assignable Assets, at the Closing, Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, and Buyer shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the following items, each of which shall be free and clear of all Liens (other than Permitted Liens): (i) the Assets, (ii) the Mortgage Loan File related to each of the Loans and all rights, remedies, powers, privileges, and claims thereunder, (iii) all related security related to such Loans, (iv) all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, investment property and documents comprising or evidencing any of the foregoing, (v) all proceeds of the foregoing property received or receivable after the Closing Date for periods that accrue on or after the Closing Date, (vi) any of Seller’s rights as a lender under any co-lender agreements and (vii) to the extent not set forth above, all additional Transferred Loan Rights with respect to each Loan. For the avoidance of doubt, each Loan and the related Mortgage Loan File shall be transferred together with the rights and obligations of Seller under the Servicing Agreements related thereto and Buyer shall assume such rights and obligations under the applicable Servicing Agreement pursuant to the applicable Transfer Documents.

(b) Exhibit A sets forth a list of all of the Assets as of December 31, 2025. Exhibit A may be amended following the date hereof until the Closing Date by mutual written consent of the Parties to add any asset, including, for the avoidance of doubt, any assets in connection with the seven-asset senior housing loan portfolio issued to a Florida-based sponsor. Exhibit A shall be amended to remove any asset currently set forth thereon that is no longer outstanding or is sold by Seller or its Subsidiaries to a third party prior to the Closing Date in accordance with this Agreement, which thereafter will no longer constitute an Asset.

(c) With respect to any Asset that is held by or legally titled in the name of a Subsidiary of Seller, (i) such Subsidiary shall be deemed to be a “Seller” for purposes of this Agreement solely with respect such Asset; (ii) Seller shall cause each such Subsidiary to perform all obligations of Seller hereunder with respect to such Asset; and (iii) Seller shall remain jointly and severally liable with each such Subsidiary for the performance of all obligations of Seller and each such Subsidiary under this Agreement with respect to such Asset. For the avoidance of doubt, the inclusion of any Subsidiary of Seller as a “Seller” for purposes of this Agreement shall not release Seller from, or limit in any way, any of Seller’s obligations or liabilities under this Agreement, including Seller’s obligation to cause such Subsidiary to convey the relevant Asset at Closing. The Parties agree to execute such instruments of assignment, conveyance, and other documents as may be reasonably necessary to effect the foregoing. Any reference in this Agreement to the “Seller” shall be deemed to include each such Subsidiary of Seller to the extent applicable.

2.3 Non-Assignable Assets.

(a) Notwithstanding anything in this Agreement to the contrary, but without limiting Section 5.1(c), this Agreement shall not obligate Seller to sell, transfer or assign, or Buyer to purchase or acquire, any Asset at the Closing if (i) at the Closing, such Asset is subject to any Lien (other than a Permitted Lien) or (ii) the attempted sale, transfer or assignment thereof at the Closing on the Closing Date would (A) constitute a breach of any obligation of Seller or any of its Subsidiaries under any Contract to which such Asset is subject, (B) require Seller to pay a termination or transfer fee (however described) under any Contract, or (C) require a Required Consent with respect to such Asset that has not been obtained as of the Closing Date (a “Non-Assignable Asset”). Seller shall notify Buyer in writing of any such Non-Assignable Asset at least one (1) Business Day prior to the Closing Date.

(b) Without limiting Section 5.1(b), if, on any date after the Closing Date and through to the date that is twelve (12) months after the Closing Date, or such later date as mutually agreed by Buyer and Seller (the “Final Post-Closing Transfer Date”), (i) all Required Consents required to permit the sale, transfer or assignment of such Non-Assignable Asset to Buyer have been obtained and nothing in clauses (i) or (ii) of the definition of “Non-Assignable Asset” remains applicable as of such time, and (ii) the representations and warranties set forth in Section 3.5 with respect to such Non-Assignable Asset are true and correct as of such date and through and as of the date on which such Non-Assignable Asset is transferred, conveyed and delivered to Buyer as though made at and as of such date (or Buyer waives such condition) (the “Non-Assignable Asset Sale Conditions”), then Seller shall deliver written notice to Buyer specifying each such Non-Assignable Asset and a closing date at least two (2) Business Days and no more than five (5) Business Days after the date of such notice for the sale, transfer or assignment of each such Non-Assignable Asset to Buyer (a “Post-Closing Transfer Date”). Provided that the Non-Assignable Asset Sale Conditions are met (or waived by Buyer) for an applicable Non-Assignable Asset, on each Post-Closing Transfer Date, (A) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer (1) all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to each such Non-Assignable Asset to which such Post-Closing Transfer Date relates free and clear of all Liens (other than Permitted Liens), (2) the Mortgage Loan File related to each such Non-Assignable Asset and all rights, remedies, powers, privileges, and claims thereunder, (3) all related security related to each such Non-Assignable Asset, (4) all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, investment property and documents comprising or evidencing any of the foregoing, (5) all proceeds of the foregoing property received or receivable after such Post-Closing Transfer Date for periods that accrue on or after such Post-Closing Transfer Date, and (6) to the extent not set forth above, all additional Transferred Loan Rights with respect to each such Non-Assignable Asset, and (B) Buyer shall pay to Seller or its applicable Subsidiary (or its designee(s)) the portion of the Non-Assignable Asset Consideration Amount with respect to each such Non-Assignable Asset calculated in accordance with Exhibit B, attached hereto.

(c) If Buyer stands ready, willing and able to effect the purchase of the Assets at all times during the period from and including the Closing Date through and including the Final Post-Closing Transfer Date, and Seller shall have failed to transfer to Buyer, at the Closing and all Post-Closing Transfer Dates, collectively, all of the Assets, then, for a period of one (1) year following the Final Post-Closing Transfer Date, Seller shall not sell, transfer, assign or deliver to any other Person or otherwise dispose of any of the Non-Assignable Assets not previously sold to Buyer without first providing Buyer with a right of first offer and right of first refusal with respect to such Non-Assignable Asset.

2.4 Excluded Assets. Notwithstanding anything to the contrary contained herein, no assets other than those set forth on Exhibit A attached hereto (as may be amended in accordance with Section 2.2(b)) shall be included in the purchase and sale hereunder, and all such other assets of Seller and its Subsidiaries (the “Excluded Assets”) shall remain the property of Seller or its applicable Subsidiary. For clarity, no Excluded Assets shall be deemed to be Non-Assignable Assets under this Agreement.

2.5 Assumption and Exclusion of Liabilities.

(a) Buyer shall not assume, pay, perform or discharge, any Liabilities of Seller as holder of any Loan to the extent such Liabilities arise or accrue or are due and payable prior to Closing (or with respect to a Non-Assignable Asset, the Post-Closing Transfer Date with respect to such Asset), except for (i) the amounts and other items for which Buyer received a credit at Closing (or on the applicable Post-Closing Transfer Date, as the case may be) or that are otherwise taken into account in the calculation of the Allocated Purchase Price with respect to each Asset that is acquired by Buyer hereunder, and (ii) all Liabilities under the Assets that accrue or arise under the Assets (including under any Loan Documents included in the Assets) (and did not result from a breach, default or other failure of performance by Seller thereunder prior to the Closing) that are to be performed by the holder of such Asset, in each case from and after the Closing Date (or with respect to a Non-Assignable Asset, the Post-Closing Transfer Date with respect to such Asset) (the Liabilities described in the foregoing clauses (i) and (ii), collectively, the “Assumed Liabilities”).

(b) For the avoidance of doubt, (i) Seller and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all Liabilities of Seller and its Subsidiaries other than the Assumed Liabilities, and (ii) in no event shall Seller or any Subsidiary of Seller delegate (or be deemed to delegate) to Buyer, and in no event shall Buyer assume (or be deemed to assume), any liability or obligation of Seller, any Subsidiary of Seller or any other Person (whether relating to any period prior to, on or after the Closing) pursuant to this Agreement or any Ancillary Document, in each case, other than the Assumed Liabilities (the Liabilities referred to in clauses (i) and (ii), “Retained Liabilities”). For the avoidance of doubt, Buyer shall not have any obligation to pay any termination fee or other amount under any Contract to which any Asset is subject or bound (A) that is payable by Seller or its Subsidiaries under a Contract that is not part of the Assets or (B) pursuant to a Contract that is part of the Assets and the applicable payment obligation (I) arises as a direct result of the consummation of the transactions contemplated by this Agreement and (II) is not an amount or other item for which Buyer received a credit at Closing (or on the applicable Post-Closing Transfer Date, as the case may be) or that is otherwise taken into account in the calculation of the Allocated Purchase Price with respect to any Asset that is acquired by Buyer hereunder.

(a) From and after the Closing, (i) Seller shall indemnify, defend, and hold harmless Buyer against all losses that Buyer suffers or incurs, or becomes subject to, as a result of, arising out of or in connection with the Retained Liabilities and (ii) Buyer shall indemnify, defend, and hold harmless Seller against all losses that Seller suffers or incurs, or becomes subject to, as a result of, arising out of or in connection with the Assumed Liabilities.

2.6 Payments at the Closing.

(a) The total purchase price to be paid by Buyer for the Assets sold, transferred, assigned and delivered to Buyer shall be an amount equal to the sum of the value of the Assets (with such value determined on an Asset by Asset basis in accordance with the terms and conditions of this Agreement, including this Article II and the methodology set forth on Exhibit B attached hereto) (the “Closing Consideration Amount”).

(b) At least four (4) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice (the “Closing Date Calculation Notice”) setting forth the calculation of (i) the Closing Consideration Amount less (ii) the aggregate portion thereof attributable to each Non-Assignable Asset (if any), in each case calculated in accordance with Exhibit B (the “Non-Assignable Asset Consideration Amount”). The Closing Date Calculation Notice shall also set forth the portions of the Closing Consideration Amount to be paid by Buyer on behalf of Seller to one or more pay-off recipients under the Release Documentation pursuant to Section 2.6(c)(i). The allocation of the Closing Consideration Amount among each of the Assets (the “Allocated Purchase Price”) shall be set forth on an allocation schedule attached to the Closing Date Calculation Notice (the “Purchase Price Allocation Schedule”). If, following the Closing, the Closing Consideration Amount in respect of any Asset is adjusted for U.S. federal income tax purposes or in accordance with Section 2.7 or any other provision of this Agreement, then the Purchase Price Allocation Schedule shall be revised to reflect any such adjustments or prorations. The Parties shall prepare their respective Tax returns (including all forms, including IRS Form 8594 to the extent required, and statements attached thereto) consistent with the Purchase Price Allocation Schedule.

(c) At the Closing:

(i) Buyer shall pay or cause to be paid, in consideration for the Assets (other than any Non-Assignable Asset), by wire transfer of immediately available funds, (A) at the direction of Seller, directly to one or more pay-off recipients under the Release Documentation, in such amounts as specified in writing by Seller in accordance with Section 2.6(b) and (B) an amount in cash equal to the Closing Consideration Amount (less the aggregate amount paid pursuant to the foregoing clause (i)(A) and less the Non-Assignable Asset Consideration Amount) to an account or accounts designated by Seller no fewer than four (4) Business Days prior to the Closing Date; provided, that, with respect to each Asset, Buyer may pay or cause to be paid such amounts described in the foregoing clauses (A) and (B) with respect to such Asset in the currency in which the applicable Asset is denominated; and

(ii) Seller shall deliver or cause to be delivered to Buyer, all documents and Assets required to be delivered pursuant to Section 2.2(a).

(d) Seller shall take all actions reasonably necessary (which may include directing Buyer to pay applicable amounts under the Release Documentation directly to the relevant pay-off recipients at Closing) to ensure that from and after the Closing, (i) neither Buyer nor any Subsidiary thereof shall have any obligation whatsoever in respect of any of the credit facilities outstanding under the Seller Credit Agreements and (ii) all Liens on the Assets in respect of any obligations under the Seller Credit Agreements (other than any Seller Credit Agreements secured by Non-Assignable Assets) shall have been released (including by obtaining the Release Documentation and making all filings reasonably necessary to effect or record such releases).

2.7 True-up.

(a) Not later than one hundred-twenty (120) days following the Closing Date, Buyer shall prepare and deliver (or cause to be prepared and delivered) to Seller with respect to each of the Assets, the final accounting in respect thereof, together with its good faith calculation of the True-up (as defined below), in each case calculated in accordance with Exhibit B (the “Final Accounting”). Seller shall have the right to have Seller’s accountants review drafts of the Final Accounting, and discuss such drafts with Buyer, such that the Final Accounting accurately reflects the value of each Asset calculated in accordance with the applicable terms of this Agreement, including Exhibit B. If no Final Accounting is provided within such one hundred and twenty (120)-day period, then the Closing Date Calculation Notice shall be deemed final and shall not be subject to further adjustment to the Closing Consideration Amount (other than as specifically contemplated by Section 2.3 in connection with post-Closing transfers of Non-Assignable Assets). Subject to Section 2.7(b), no later than the date that is thirty (30) days after the Final Accounting is delivered to Seller, Buyer and Seller shall recalculate and reapportion the Closing Consideration Amount, based on the Final Accounting with respect to each Asset, any income and expenses (or other amounts, if any) (i) which were not apportioned on the Closing Date Calculation Notice because of the unavailability of information, (ii) which were apportioned on the Closing Date Calculation Notice based upon estimated or incomplete information, or (iii) for which errors exist on the Closing Date Calculation Notice, in each case in accordance with Exhibit B (the “True-up”). Within five (5) Business Days after the True-up is finally determined in accordance with this Section 2.7, Seller or Buyer, as the case may be, shall pay to the other the net amount owed to such other party in respect of the True-up. Promptly following a final determination of the True-up, the Parties shall update the Closing Consideration Amount and the Purchase Price Allocation Schedule to reflect any adjustments thereto.

(b) In the event that Seller disagrees with any calculation in the Final Accounting, Seller shall deliver written notice to Buyer (a “Notice of Disagreement”) within ten (10) Business Days following delivery of the Final Accounting, and the Parties shall attempt in good faith to resolve such disagreement. If no Notice of Disagreement is provided within the ten (10)-Business Day period following delivery of the Final Accounting, then the Final Accounting and the True-up based thereon shall be final, and subject to the payment of any amounts as may be required by the True-up by Seller or Buyer, as applicable, in accordance with Section 2.7(a), there shall be no further adjustment between Seller and Buyer with respect to any of the Assets included in the Final Accounting. Any resolution as to disagreements arising under this Section 2.7 agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement in respect of the Final Accounting or the True-up within fifteen (15) Business Days following delivery of the Notice of Disagreement, either Party may request the Independent Accountant to make a determination with respect to all matters in dispute relating to the Final Accounting and/or True-up, as applicable. The Independent Accountant’s determination of the True-up shall made in accordance with the terms of this Agreement, including Exhibit B, and shall be final and binding upon the Parties. With respect to each disputed item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be more favorable to Seller than the amounts advocated by Seller in the Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Final Accounting or the True-up, in each case, with respect to such disputed item. All fees and expenses relating to the work of the Independent Accountant retained in connection with this Section 2.7(b) shall be paid by the Party whose position with respect to the matter in dispute is furthest from the Independent Accountant’s final determination.

2.8 Designation of Buyer Affiliates. Buyer may, by written notice to Seller delivered no later than ten (10) Business Days prior to the Closing Date, designate one or more of its Affiliates, Managed Accounts or Portfolio Companies (each, a “Designated Buyer”) to purchase and acquire all or any portion of the Assets and assume all or any portion of the Assumed Liabilities at the Closing. Upon such designation: (a) each Designated Buyer shall be deemed to be a “Buyer” for purposes of this Agreement solely with respect to the Assets and Assumed Liabilities such Designated Buyer is designated to acquire or assume; (b) Buyer shall cause each Designated Buyer to perform all obligations of Buyer hereunder with respect to the applicable Assets and Assumed Liabilities; and (c) Buyer shall remain jointly and severally liable with each Designated Buyer for the performance of all obligations of Buyer and each Designated Buyer under this Agreement. For the avoidance of doubt, Buyer’s designation of any Designated Buyer shall not release Buyer from, or limit in any way, any of Buyer’s obligations or liabilities under this Agreement. The Parties agree to execute such instruments of assignment and assumption and other documents as may be reasonably necessary to effect the foregoing. Any reference in this Agreement to the “Buyer” shall be deemed to include each Designated Buyer to the extent applicable.

2.9 Transfer of the Assets.

(a) In connection with the sale of each of the Assets, Seller shall deliver to Buyer on the Closing Date and on each Post-Closing Transfer Date with respect to the Assets transferred at such date (collectively, the “Closing Documents” or “Transfer Documents”):

(i) a certificate of the Seller’s secretary or assistant secretary certifying (A) as to the incumbency of the signatories authorized to execute this Agreement and the Closing Documents required to be executed and delivered by Seller on behalf of Seller and (B) that the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized;

(ii) with respect to the Closing Date or the applicable Post-Closing Transfer Date, one (1) settlement statement, as reasonably approved and executed by Seller and Buyer, for all of the Assets sold on the Closing Date (or Post-Closing Transfer Date, as applicable), taking into consideration the Closing Consideration Amount for such Assets, any expenses of Closing (including any Transfer Taxes) and any credits, adjustment and prorations permitted pursuant to this Agreement;

(iii) for each of the Loans, an omnibus assignment and assumption agreement of all Loan Documents, Underlying Instruments and Notes, as applicable for such Loan, in substantially the form attached hereto as Exhibit C (or otherwise in form reasonably acceptable to Seller and Buyer) having an effective date as of the Closing Date or Post-Closing Transfer Date as applicable for such Loan;

(iv) an allonge to the applicable Notes transferring the interest in the Loan, together with the original note or a Lost Note Affidavit;

(v) for each Loan, a UCC-3 financing statement assignment (or the equivalent) (a “UCC Assignment”) for each UCC-1 financing statement filed with respect to such Loan, to the extent applicable, reflecting the transfer of such Loan to Buyer; notwithstanding anything herein to the contrary, the filing of any UCC Assignment shall be at the obligation and expense of Buyer and may not be filed prior to Closing;

(vi) for each Loan, notices to any relevant third party as required under the Mortgage Loan File, including, without limitation, an executed letter addressed to the applicable Borrower and any related guarantor notifying such Borrower and guarantor of the transfer of the Asset to Buyer, directing such Borrower to make all debt service and any other payments required to be paid directly to the holder of the Asset from and after the Closing Date to Buyer or Buyer’s designee and notifying such Borrower and guarantor that any escrow amounts for such Asset have been transferred to the applicable Buyer (which may be done through the Servicer);

(vii) written evidence of the receipt of each Required Consent with respect to any Asset;

(viii) the applicable Mortgage Loan File with respect to each Loan (as contemplated by Section 2.9(c)); provided that, for the avoidance of doubt, the requirement contained in this clause (viii) may be performed by way of directing the custodian or servicer thereof holding any Mortgage Loan Files to so deliver to Buyer or its named custodian or servicer such Mortgage Loan Files; and

(ix) for each Asset either securing or owning a hospitality asset, a written notice (a “Replacement Notice”) to the franchisor or manager, as applicable, requesting a replacement comfort letter or manager subordination non-disturbance and attornment agreement or replacement of such other similar agreements relating to such hospitality asset, as applicable, for the benefit of Buyer, as the assignee or transferee of such Asset, which such notice shall contain the information required by such applicable agreement;

(x) an original or copy (if Seller or its designee is responsible for the recording thereof) of an assignment of the Mortgage, in recordable form (except for missing recording information and, if delivered in blank instead of in favor of Buyer as provided below, except for the name of the assignee), executed by the most recent assignee of record thereof prior to Buyer or, if none, by Seller, either in blank or in favor of Buyer; and

(xi) all related Transfer Tax returns (if any) required in connection with the transfer of the Assets.

(b) Upon the transfer of any Asset to Buyer hereunder, Seller shall cause the applicable administrative agent, servicer or loan registrar to record and treat Buyer as the registered holder of such Asset in the register related to such Asset.

(c) In connection with the transfer of any Loan to Buyer hereunder, Seller shall deliver (or cause to be delivered) to Buyer or its custodian, to the extent not already delivered to Buyer pursuant to another provision of this Agreement, the following documents (collectively, the “Mortgage Loan File”):

(i) the original Note or a lost note affidavit for any missing original Note being transferred, substantially in the form of Exhibit D attached hereto (a “Lost Note Affidavit”), bearing, or accompanied by, all prior or intervening endorsements, endorsed by Seller, without recourse, either in blank or to the order of Buyer;

(ii) the original (or a recorded copy thereof) of the Mortgage and, if applicable, the originals (or recorded copies thereof) of any intervening assignments thereof showing a complete chain of assignment to the most recent assignee of record thereof prior to Buyer, if any, in each case with evidence of recording indicated thereon and referencing;

(iii) the original or a copy of the Underlying Instruments and any other Loan Documents;

(iv) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment to the most recent assignee thereof prior to Buyer, if any;

(v) if not already included in any of the Loan Documents delivered to Buyer hereunder, the original or a copy of the currently effective management agreement, hotel management agreement or similar document, if any, for Underlying Properties;

(vi) if the related lockbox agreement or cash management agreement is separate from the Mortgage, the Loan Documents or Underlying Instrument, a copy thereof;

(vii) the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Loan or Seller’s title insurance policy, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first Lien on the Underlying Property;

(viii) file stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of such Loan (and each assignee of record prior to Buyer) in and to the fixtures at the underlying mortgaged property (in each case with evidence of filing or recording thereon) and which were in the possession of Seller (or its agent) at the time the Mortgage Loan Files were delivered to the custodian, together with copies of UCC assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof, if any; provided, that Seller may deliver in lieu of delivering such UCC financing statements evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(ix) if the Borrower has a leasehold interest in the Underlying Property, the original or copy of such lease, and any related lessor estoppel or similar agreement or a copy thereof, if any, to the extent same is in Seller’s possession and if not already included in any of the Loan Documents delivered to Buyer hereunder; and

(x) with respect to any Asset with related mezzanine debt or other subordinate debt, a co-lender agreement, a subordination agreement or other intercreditor agreement, if not already included in any of the Loan Documents delivered to Buyer hereunder.

(d) On or prior to the Closing Date or, in the event any of the following is not delivered at or prior to Closing, as soon as reasonably practicable following the Closing Date (or, solely with respect to any Non-Assignable Asset, the applicable Post-Closing Transfer Date), Seller shall deliver or cause to be delivered to Buyer (i) with respect to each Loan with respect to which Seller holds only a co-lender interest in the Loan, a notice letter to the other co-lender(s) holding interests in such Loan of the sale of such interest and (ii) such other documents as may be reasonably requested by Buyer as are customarily required in connection with the transfer of assets of a type and nature similar to the Assets.

(e) Notwithstanding anything to the contrary set forth herein, in the event that any Closing Document and/or Transfer Document with respect to an Asset that is conveyed at the Closing is not delivered to Buyer at or prior to the Closing as permitted in accordance with the terms hereof (including any such Closing Document or notice that is not individually material to such Asset (such as a non-material part of the Mortgage Loan File, or a notice to a Borrower or guarantor or a Replacement Notice for such Loan)), Seller shall use reasonable best efforts to deliver or cause to be delivered to Buyer such Closing Documents and Transfer Documents as promptly as practicable following the Closing Date.

2.10 True Sale. It is the intention of the Parties that the sale, transfer, assignment and conveyance of the Assets contemplated by this Agreement shall constitute a sale of such Assets from Seller to Buyer and not a financing transaction, borrowing, loan or any other form of transaction; and accordingly, each of Seller and Buyer will treat the sale, transfer, assignment and conveyance of each such Asset as a sale of a “payment intangible” or “account” in accordance with the UCC. In furtherance of the foregoing, each of Seller and Buyer will treat the sale, transfer, assignment and conveyance of each such Asset hereunder as a true sale on its books and records and for accounting, tax and, to the extent applicable, regulatory purposes and will not take or assert positions which are inconsistent with the true sale treatment of the sale. For avoidance of doubt, each Party agrees that the entering into any Servicing Agreement does not alter the intention and intended treatment described above. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance of any Assets contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and in such event, the Seller does hereby grant a security interest in and to such Assets, related security, related rights as set forth in Section 2.9 and any proceeds thereof, for the benefit of Buyer to secure payment to Buyer of all amounts owing under or with respect to such Assets. The Seller does hereby authorize Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) as Buyer reasonably deems appropriate to perfect Buyer’s interests in such Asset as the purchaser of (and secured party in respect of its security interest in) such Asset.

2.11 Casualty. If, prior to the Closing, (a) condemnation proceedings have been commenced against all or any portion of an Underlying Property or (b) any Underlying Property has been damaged by fire or other casualty, then this Agreement shall continue in full force and effect and the Allocated Purchase Price shall not be reduced except as hereinafter set forth, but Buyer shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (deducting therefrom reasonable out of pocket costs actually expended by or on behalf of Seller prior to Closing to restore the Underlying Property), all business interruption insurance proceeds (if any) payable to Seller with respect to the period from and after the Closing, and all condemnation awards payable to Seller (deducting therefrom reasonable out of pocket costs actually expended by or behalf of Seller prior to the Closing to restore the Underlying Property, or in connection with the collection of the award, and excluding any portion of the award in respect of income lost prior to the Closing), as the case may be, and Seller shall have no obligation to repair or restore the Underlying Property; provided, however, that in the case of any insured casualty, the Allocated Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to the Closing.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (or, solely with respect to any Non-Assignable Asset, as of the applicable Post-Closing Transfer Date with respect to such Asset), except as set forth in the Seller Disclosure Letter, as follows:

3.1 Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. Seller has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Seller Material Adverse Effect.

3.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party have been, and, upon the receipt of the Seller Stockholder Approval, the performance by Seller of the Transactions that are required to be performed by Seller will have been duly authorized by Seller and, other than the Seller Stockholder Approval, no other corporate proceedings on the part of Seller (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Seller is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Violation.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the consummation of the Transactions that are required to be performed by Seller and the compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (i) conflict with or violate any provision of the charter or bylaws of Seller, (ii) assuming that the Seller Stockholder Approval and all Governmental Consents contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which the Assets are bound or affected, or (iii) result in the creation of, or require the creation of, any material Lien (other than a Permitted Lien) upon any of the Assets.

(b) None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions or the compliance by Seller with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which the Assets are bound, except as would not (i) be reasonably likely to materially delay or impair Seller’s ability to consummate the sale, transfer, assignment or delivery of a particular Asset to Buyer in accordance with this Agreement or (ii) reasonably be expected to reduce the value of, or interfere with or otherwise adversely affect the rights and benefits of ownership of, a particular Asset in any material respect.

(c) The Transactions are not subject to any “bulk transfer” or similar Law.

3.4 Authorizations and Consents. No Consents of or with any Governmental Entity (collectively, “Governmental Consents”) are required to be obtained or made by Seller or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller or its Subsidiaries of the Transactions.

3.5 Title to Assets.

(a) As of immediately prior to the Closing (or with respect to each Non-Assignable Asset, immediately prior to the transfer of such Asset to Buyer on the applicable Post-Closing Transfer Date), Seller (either directly or through one or more Subsidiaries of Seller) is the sole legal owner of the Assets, including, for the avoidance of doubt, the Applicable Interests, to be transferred to Buyer on such date, free and clear of all Liens (other than Permitted Liens).

(b) As of immediately upon the Closing (or with respect to each Non-Assignable Asset, immediately upon the transfer of such Asset to Buyer on the applicable Post-Closing Transfer Date), (i) Buyer will be the sole legal owner of all of the Assets transferred to Buyer on such date, and (ii) such Assets will be free and clear of all Liens (other than Permitted Liens or Liens which arise out of or result from any acts or omissions of Buyer or its Subsidiaries), in each case, including, for the avoidance of doubt, the Applicable Interests.

3.6 No Brokers. Except for BofA Securities, Inc. (whose fees will be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller.

3.7 Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates or Representatives has made, or shall be deemed to have made, to Buyer or any other Person any representation or warranty other than those expressly made by Seller in this Article III.

3.8 Assets; Loan Documents.

(a) None of the Loan Documents have been amended, superseded, cancelled, extended or otherwise changed, and no provision of any Loan Document has been waived, modified or terminated in writing, other than with respect to copies of those amendments, modifications, or changes otherwise that have been delivered to Buyer prior to the date hereof or as part of the Mortgage Loan File or, after the date of this Agreement, except as may be permitted pursuant to Section 5.1 of this Agreement;

(b) Reserved;

(c) To the Knowledge of Seller, the Mortgages related to each of the Assets have been recorded in the appropriate jurisdiction for the applicable Underlying Property;

(d) (i) No part of the collateral that secures any of the Loans has been released from the Lien of the Loan Documents except as may be set forth in the Mortgage Loan File, and (ii) Seller has not received any written notice from any Borrower requesting the release of any Underlying Property whether pursuant to the Loan Documents or otherwise that remains pending, other than (A) as set forth on Schedule 3.8(d), or (B) property releases from the loan collateral contemplated by the Loan Documents in connection with condominium sales of units;

(e) None of the Loans are cross-defaulted or cross-collateralized with any other loan;

(f) Immediately prior to the effectiveness of the Transfer Documents, Seller (directly or indirectly through one or more Subsidiaries of Seller) is the sole legal owner of Seller’s (or its Subsidiaries’) interest in the Assets free and clear of any and all Liens (other than Permitted Liens) and as of the date hereof, to the Knowledge of Seller, there are no Liens (other than Permitted Liens) of any kind affecting such Assets;

(g) As of December 31, 2025, the outstanding principal balance of each Loan is as set forth on Schedule 3.8(g);

(h) As of December 31, 2025, the amount of unfunded advances under each Loan is as set forth on Schedule 3.8(h) and, other than such advances, there are no future advances to which the applicable Borrower is entitled;

(i) As of December 31, 2025, the amount of funds on deposit in the reserves (if any) related to the Loans are as set forth on Schedule 3.8(i);

(j) As of December 31, 2025, all interest due and payable under the applicable Notes have been paid;

(k) Neither any Borrower nor any other guarantor or obligor under the Loan Documents has asserted in writing to Seller any counterclaims, defenses or offset rights under the Loan Documents that remain outstanding;

(l) To the Knowledge of Seller, none of the Borrowers, other guarantors or obligors under the Loan Documents or the Loans are subject to material litigation or judgments;

(m) Seller has not made any claim under any guaranty or the environmental indemnity delivered in connection with any Loan, and each guaranty and environmental indemnity delivered in connection with the Loans is in full force and effect;

(n) To the Knowledge of Seller, there currently exists no monetary or material non-monetary event of default or event which, with the giving of notice or the lapse of time, or both, would constitute a monetary or material non-monetary event of default by a Borrower or guarantor under any Loan Documents;

(o) As of the date of this Agreement, Seller has not received a non-funding notice from any other lender, and Seller is not (and, to the Knowledge of Seller, no other lender is currently) a defaulting lender, with respect to any Asset;

(p) Seller has not waived in writing any default, material breach that does not constitute an event of default, violation or event of acceleration existing under any Loan Documents;

(q) As of the date of this Agreement, Seller has not received written notice of a pending casualty or condemnation with respect to any Underlying Property;

(r) To the Knowledge of Seller, as of the date of this Agreement, (i) no entity has submitted any notice of claim or liability under any mortgagee title policy related to any Asset, and (ii) Seller has not received any payments on account of claims made thereunder; and

(s) To the Knowledge of Seller, no Borrower or guarantor of a Loan is currently a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(t) To the Knowledge of Seller, each management agreement and material third party agreement with respect to each Underlying Property was in full force and effect as of the applicable cut-off date.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date or, solely with respect to any Non-Assignable Asset, as of the applicable Post-Closing Transfer Date, solely with respect to such Asset, as follows:

4.1 Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any equityholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Buyer is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Buyer enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, the consummation of the Transactions and the compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all Governmental Consents contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law or Contract applicable to Buyer or by which its respective properties are bound or affected. Neither Buyer nor any of its Affiliates is subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Transactions.

4.4 Authorizations and Consents. No Consents of or with any Governmental Entity are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party or the consummation by Buyer of the Transactions.

4.5 Financial Capacity. Buyer has and will have available on the Closing Date and each Post-Closing Transfer Date (if any), capital and liquidity in amounts that are sufficient to pay the Closing Consideration Amount as required by and in accordance with this Agreement.

4.6 No Brokers. Except for Eastdil Secured LLC (whose fees will be paid by Buyer), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Buyer.

4.7 No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates or Representatives) that are not expressly set forth in Article III hereof, whether or not any such representations, warranties or statements were made in writing or orally.

(b) Buyer acknowledges that neither Seller nor any of its Affiliates or Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of the Assets or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates or Representatives) in connection with Buyer’s review of the Assets.

ARTICLE V

Covenants

5.1 Conduct of Seller Pending the Closing; Cooperation.

(a) Seller agrees that between the date of this Agreement and the Closing (or, in the case of a Non-Assignable Asset, the applicable Post-Closing Transfer Date with respect to such Non-Assignable Asset; provided that only the obligations pursuant to the following clauses (A) and (B) of this Section 5.1(a) shall continue in full force and effect with respect to such Non-Assignable Asset following the Closing and until the applicable Post-Closing Transfer Date), or the date, if any, on which this Agreement is terminated in accordance with Article XI, except (i) as set forth on Schedule 5.1(a) hereto, (ii) as expressly required or permitted pursuant to this Agreement, (iii) as required by Law or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each Subsidiary of Seller to, (A) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (B) use its reasonable best efforts to (1) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (2) provided it does not require additional compensation, keep available the services of its present officers, and (3) maintain the qualification of Seller as a real estate investment trust (as defined in Section 856 of the Code), (C) cooperate and use its reasonable best efforts to restructure (at Buyer’s sole cost and expense) any of the Assets as requested by Buyer for Tax or other purposes so long as any such restructuring is effective as of and conditioned upon the Closing, except to the extent such restructuring would (x) have an adverse impact on Seller or any of its Subsidiaries, as applicable, or such Assets, or (y) materially impair or delay, or prevent the Closing, and (D) refrain from taking any of the following actions:

(i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Seller; or

(ii) authorize, agree or enter into any Contract to do any of the foregoing.

(b) At Seller’s sole cost and expense, Seller shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, obtain counterparty waivers or any required Consents, to the extent necessary to permit the sale, transfer, assignment and delivery of all of its and its applicable Subsidiaries’ right, title and interest in and to the Assets free and clear of all Liens (other than Permitted Liens) to Buyer at the Closing pursuant to Section 2.2(a) and/or on one or more Post-Closing Transfer Dates pursuant to Section 2.3(b).

(c) Prior to the Closing Date (or, in the case of a Non-Assignable Asset, the applicable Post-Closing Transfer Date with respect to such Non-Assignable Asset), Seller shall not (and shall cause its Subsidiaries not to):

(i) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), modify, pledge, encumber, amend or terminate any Asset in a manner adverse to Buyer or such Asset, in each case other than in the ordinary course of business and in a manner consistent with past practice; or

(ii) sell, lease, assign, transfer, exclusively license, or dispose of any Asset to a third party, except (but without limiting Seller’s obligations pursuant to Section 5.4) for any sale, lease, assignment, transfer, exclusive license or other disposition of any Asset set forth on Schedule 5.1(c)(ii) with the prior written consent of Buyer (provided that such consent shall not be unreasonably withheld, conditioned or delayed if the consideration to be paid by such third party for such Asset exceeds the portion of the Closing Consideration Amount that would have been paid by Buyer with respect to such Asset at the Closing pursuant to this Agreement), in each case other than releases of collateral in the ordinary course of business and in a manner consistent with past practice, including, without limitation, releases in connection with condemnation proceedings, repayments of principal and condominium sales of units.

(d) Each Party shall promptly notify the other Party of any material communication, and provide the other Party with copies thereof if such communication is in writing, received from any Governmental Entity or third party, relating to or affecting the status of the Transactions that have or would reasonably be expected to have any adverse effect on any of the Assets, and the timing or consummation of the Transactions.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Seller or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Seller, upon advice of legal counsel to Seller, is reasonably necessary for Seller to (i) maintain its qualification as a “real estate investment trust” (as defined in Section 856 of the Code) for any period or portion thereof ending on or prior to the Closing Date or (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to stockholders of Seller.

5.2 Access to Information Prior to the Closing. During the period from the date hereof through the Closing Date, Seller shall use reasonable best efforts to give Buyer and its Representatives reasonable access during regular business hours to all books and records related to the Assets as Buyer may reasonably request; provided, that Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller, as the case may be, to schedule such access through a designated officer of Seller, as the case may be, and in such a way as to avoid disrupting in any material respect the normal operations of Seller, as the case may be. Notwithstanding the foregoing, Seller shall not be required by this Section 5.2 to provide Buyer or its Representatives with access to or to disclose information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that Seller shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate or contravene any Law (provided, however, that Seller shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (c) that is subject to any attorney-client, attorney work product or other legal privilege of such party or its Subsidiaries (provided, however, that Seller shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

5.3 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) Buyer and Seller shall use reasonable best efforts to ensure that the Transactions are carried out consistent with the terms of Section 206(3) of the Investment Advisers Act, including, for the avoidance of doubt, obtaining any consents required under Section 206(3).

5.4 Acquisition Proposals; Go Shop Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on February 21, 2026 (the “Go-Shop Period”), Seller and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information to any Person and its Representatives, its Affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, Seller has entered into an Acceptable Confidentiality Agreement with such Person, and further, provided, that Seller shall promptly make available to Buyer any non-public information concerning Seller or its Subsidiaries that Seller provides to any Person given such access if such information was not previously made available to Buyer, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.4 (including Section 5.4(d)), and except as may relate to any Excluded Party (for so long as such Person remains an Excluded Party), Seller and its Subsidiaries and their respective officers and directors shall, and Seller shall instruct and use reasonable best efforts to cause, its and its Subsidiaries’ other Representatives (including by notifying them of the existence and terms of this Section 5.4(b)) to (i) at 12:00 a.m. on February 22, 2026 (the “No-Shop Period Start Date”), immediately cease any solicitation activity with respect to an Acquisition Proposal or any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and Seller shall request that each Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) promptly return to Seller or destroy any non-public information previously furnished or made available to it or any of its Representatives by or on behalf of Seller or its Representatives, and immediately terminate access of any Person (other than an Excluded Party for so long as such Person is an Excluded Party) to any electronic data room maintained by Seller with respect to the transactions contemplated by this Agreement and (ii) from the No-Shop Period Start Date until the earlier of the Closing and the termination of this Agreement in accordance with Article XI, not, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning Seller or its Subsidiaries or afford access to Seller’s or its Subsidiaries’ books, records, management, employees or properties to any Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) in connection with any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any Contract or understanding (other than an Acceptable Confidentiality Agreement contemplated by Section 5.4(d)) relating to an Acquisition Proposal or that would reasonably be expected to require Seller to abandon, terminate or fail to consummate the Transactions, or (D) resolve or agree to do any of the foregoing.

(c) As promptly as reasonably practicable, and in any event within one (1) Business Day following the expiration of the Go-Shop Period, Seller will provide Buyer with a written list identifying each Excluded Party.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 5.4(d), at any time following the No-Shop Period Start Date and prior to the time, but not after, the condition set forth in Section 6.1(a) has been satisfied, if Seller receives a bona fide written Acquisition Proposal from any Person or group of Persons which has not resulted from a violation of this Section 5.4, subject to compliance with this Section 5.4(d), (i) Seller and its Subsidiaries and their Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) Seller and its Subsidiaries and their respective Representatives may provide non-public information and data concerning Seller and its Subsidiaries to such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources provided that prior to furnishing such information, Seller has entered into an Acceptable Confidentiality Agreement with such Person; provided, that Seller shall promptly make available to Buyer any non-public information concerning Seller or its Subsidiaries that Seller made available to any Person given such access if such information was not previously made available to Buyer, and (iii) Seller and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, the Seller Board, or any authorized committee thereof, has determined in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal. Seller shall give written notice to Buyer before taking any of the actions described in clauses (ii) and (iii) of the preceding sentence. In no event may Seller or any of its Subsidiaries or Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of their Representatives or potential financing sources) who make an Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, Seller and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.4(a) with any Excluded Party (for so long as such Person remains an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party, following the No-Shop Period Start Date, and the restrictions in Section 5.4(b) shall not apply with respect thereto.

(e) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 5.4(e), Section 5.4(f), or Section 11.3(a), the Seller Board and each committee thereof shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Buyer, the Seller Board Recommendation or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the Seller Board Recommendation in the Proxy Statement when filed (each action set forth in this clause (A), a “Change of Recommendation”);

(B) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal; or

(C) except as expressly permitted by Section 11.3(a), authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit Seller or any of its Subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum of understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar Contract (other than an Acceptable Confidentiality Agreement), in respect of or relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time after the date hereof but prior to the time the Seller Stockholder Approval is obtained, the Seller Board or an authorized committee thereof has received an Acquisition Proposal (which did not result from a violation of this Section 5.4) that the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, the Seller Board, or such authorized committee thereof, prior to the time the Seller Stockholder Approval is obtained, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 11.3(a) (a “Fiduciary Termination”); provided, however, that neither Seller nor the Seller Board (or an authorized committee thereof) shall effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal unless: (A) the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (B) Seller notifies Buyer in writing, at least five (5) Business Days in advance, that the Seller Board (or an authorized committee thereof) intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal, which notice shall specify all material terms and conditions of such Superior Proposal and copies of any written proposals or documents delivered to Seller or its Representatives, including the identity of the Person who made such Superior Proposal, the type and amount of consideration that Seller or Seller’s stockholders, as the case may be, will receive and all other terms and conditions which the Seller Board (or an authorized committee thereof) considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, and any other information and material required to be delivered under Section 5.4(a) or Section 5.4(d), as applicable, that has not yet been provided to Buyer; (C) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal, if requested by Buyer, Seller and its Representatives shall negotiate in good faith with Buyer and Buyer’s Representatives during such five (5) Business Day period to make such revisions to the terms of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (D) the Seller Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by Seller, continues to believe in good faith (after consultation with its outside legal counsel and financial advisor) that the Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a Change of Recommendation in connection with such Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial or other material terms of such Superior Proposal or an amendment to an Acquisition Proposal that the Seller Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall require Seller to deliver a new notice pursuant to clause (B) above, and Seller shall again be required to comply with the requirements of this Section 5.4(e)(ii), except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days. For the avoidance of doubt, immaterial amendments to an Acquisition Proposal shall not require delivery of a new notice or restart of the matching period described in the preceding clause (C) above. Except in accordance with the procedures set forth in this Section 5.4(e)(ii), Seller shall have no right to terminate this Agreement pursuant to Section 11.3(a).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Seller Stockholder Approval is obtained, the Seller Board, and any authorized committee thereof, may effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing (but such a Change of Recommendation shall not, by itself, permit Seller to terminate this Agreement pursuant to Section 11.3(a)); provided, however, that the Seller Board shall not be permitted to effect a Change of Recommendation in connection with an Intervening Event unless: (A) the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (B) Seller notifies Buyer in writing, at least five (5) Business Days in advance, which notice shall (1) state that an Intervening Event has occurred and that the Seller Board, or such authorized committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would be, or would be inconsistent with the directors’ duties under applicable Law and that Seller intends to take such action and (2) describe the Intervening Event in reasonable detail and advise Buyer that it intends to take such action and specify, in reasonable detail, the reasons for such action; (C) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Buyer, Seller shall negotiate in good faith with Buyer during such five (5) Business Day period, making such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the directors’ duties under applicable Law; and (D) the Seller Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by Seller, continues to believe in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be, or would be inconsistent with the directors’ duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.4(e)(iii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new notice, except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days.

(f) Nothing contained in this Section 5.4 shall be deemed to prohibit Seller or the Seller Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop, look, and, listen” communication to the stockholders of Seller pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Seller); provided, that any such disclosure or communication that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.4(e).

(g) From and after the No-Shop Period Start Date, Seller agrees that (i) it will promptly (and, in any event, within forty-eight (48) hours) notify Buyer in writing if any Acquisition Proposal is received by Seller indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation or correspondence constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, Seller shall notify Buyer within forty-eight (48) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation or correspondence reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply to any Acquisition Proposal submitted by an Excluded Party. Seller agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits Seller from providing to Buyer such material terms and conditions and other information contemplated by this Section 5.4, and represents, as of the date hereof, that none of Seller or its Subsidiaries is bound by a confidentiality agreement which prohibits Seller from providing such information to Buyer.

(h) Seller acknowledges and agrees that any actions taken at the direction of Seller by an authorized Representative of Seller or any Subsidiaries of Seller that, if taken by Seller, would constitute a breach or violation of this Section 5.4 will be deemed to constitute a breach and violation of this Section 5.4 by Seller.

5.5 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Seller shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Stockholders Meeting (together with any amendments or supplements thereto or document incorporated by reference therein, the “Proxy Statement”); provided, however, that unless Buyer and Seller otherwise agree in writing, in no event shall the Proxy Statement be filed prior to the No-Shop Period Start Date. Seller shall use reasonable best efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and (ii) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. Buyer shall promptly furnish all information concerning itself and its Affiliates to Seller and provide such other assistance as may be reasonably requested by Seller in connection with the preparation, filing and distribution of the Proxy Statement. Subject to Section 5.4(e), Seller shall consider in good faith all information reasonably requested by Buyer to be included in the Proxy Statement. Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Buyer with copies of all correspondence other than immaterial or otherwise non-substantive correspondence between Seller and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC. Each of Seller and Buyer shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall, subject to Section 5.4(e), give due consideration to including in such document or response any comments reasonably proposed by the other. Buyer and Seller shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, the MGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement, and the solicitation of proxies from Seller’s stockholders thereunder.

(b) Without limitation of Section 5.5(a), Buyer shall, upon request from Seller or its Representatives, furnish to Seller and its Representatives all information concerning Buyer, its Affiliates, its directors and officers and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller or any of its Subsidiaries to the NYSE or any Governmental Entity (including the Proxy Statement) in connection with the Transactions. Notwithstanding the foregoing and except as required by applicable Law, Buyer shall not be obligated to furnish any information to Seller and its Representatives that is the subject of any confidentiality agreement with any third party (provided that Buyer shall use reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that Buyer shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(c) If, at any time prior to the receipt of the Seller Stockholder Approval, any information relating to Seller or Buyer, or any of their respective Affiliates, should be discovered by Seller or Buyer which, in the reasonable judgment of Seller or Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Seller. Nothing in this Section 5.5(c) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any non-public information concerning or related to Seller, its Affiliates or the Stockholders Meeting will be deemed to have been provided by Seller, and any non-public information concerning or related to Buyer or its Affiliates will be deemed to have been provided by Buyer.

(d) No later than ten (10) days after the date on which the Proxy Statement is cleared by the SEC, Seller, acting through the Seller Board, or an authorized committee thereof, in accordance with applicable Law and its charter and bylaws, shall (i) establish a record date for and give notice of, a meeting of holders of Seller Common Stock (the “Stockholders Meeting”) at which meeting Seller shall seek the Seller Stockholder Approval, (ii) cause the Proxy Statement to be mailed to the record holders as of the record date established for the Stockholders Meeting and (iii) within thirty (30) Business Days of such record date, duly call, convene and hold the Stockholders Meeting; provided, that, Seller shall be permitted to postpone the Stockholders Meeting, or adjourn the Stockholders Meeting beyond the time that the Stockholders Meeting would otherwise be held, only (A) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (B) if stockholders holding a sufficient number of shares of Seller Common Stock to approve the Transactions in accordance with the MGCL and this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting are not present (either in person or by proxy) at the Stockholders Meeting, or (C) if required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, Seller agrees that unless Buyer shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment, postponement or other delay in such a way that Seller does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law; provided, that unless agreed in writing by Seller and Buyer, any single such adjournment, postponement or other delay shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (x) one (1) month from the most-recently scheduled date and (y) four (4) Business Days prior to the Outside Date. Subject to Section 5.4, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Seller Stockholder Approval to be received at the Stockholders Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Article XI, Seller’s obligation to call, give notice of, convene and hold the Stockholders Meeting in accordance with the foregoing sentence of this Section 5.5(d) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to Seller, the Seller Board, its Representatives or the stockholders of Seller, or by any Change of Recommendation pursuant to Section 5.4, and, prior to the termination of this Agreement in accordance with Article XI, Seller shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated hereby. Unless the Seller Board shall have made a Change of Recommendation in accordance with Section 5.4, the Proxy Statement shall include the Seller Board Recommendation.

5.6 Public Announcements and Disclosure. The initial press release regarding this Agreement and the Transactions shall be made at such time and in such form as Buyer and Seller agree; provided that in the event the Parties cannot agree, either Party shall be permitted to make any disclosure required by Law or by any listing agreement with or the listing rules of the NYSE or other exchange. From and after the date hereof, so long as this Agreement is in effect, neither Buyer nor Seller will issue or make any subsequent press release, public statement or other disclosure to a third party with respect to this Agreement or the Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the NYSE or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement or disclosure and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and Seller in compliance with this Section 5.6.

5.7 Post-Transfer Remittances. From and after the Closing, to the extent that Seller or any of its Subsidiaries receives any payment of principal, interest or other proceeds with respect to a Loan that accrues or otherwise relates to a period from and after the Closing (other than accrued interest due under such Loan for any period prior to the Closing Date but received on or after the Closing Date), Seller shall hold (or cause to be held) such amounts in trust for the account of Buyer and pay such principal, interest or other proceeds to Buyer as promptly as practicable. From and after the Closing, to the extent that Buyer or any of its Subsidiaries receives any payment of principal, interest or other proceeds with respect to a Loan that accrued or otherwise relates to a period prior to Closing and for which no credit was applied to Seller at Closing or that was otherwise not taken into account in the calculation of the Allocated Purchase Price (including any True-Up), Buyer shall hold (or cause to be held) such amount in trust for the account of Seller and pay such principal, interest or other proceeds to Seller as promptly as possible. The foregoing shall apply with respect to any Non-Assignable Asset in respect of the periods prior to and following the Post-Closing Transfer Date with respect to such Asset, mutatis mutandis.

5.8 Post-Transfer Obligation Regarding Comfort Letters. With respect to any Loan that is secured by a hospitality asset, for which a Replacement Notice was delivered at the applicable Closing, post-Closing, Seller and Buyer shall reasonably cooperate with such franchisor, manager or such other party in connection with obtaining a replacement to or an assignment of each such applicable comfort letter or manager subordination non-disturbance and attornment agreement or replacement of such other similar agreements relating to such hospitality asset (a “Replacement Agreement”), including providing such party with any additional information reasonably requested thereby. Buyer shall execute any Replacement Agreement that (a) is substantially in the form of the Replacement Agreement (if any) or the existing agreement signed by Seller, (b) is substantially in the form required under the applicable agreement, or (c) if there is no required form of Replacement Agreement, in a form reasonably acceptable to Buyer, Seller and such third party.

ARTICLE VI

Conditions to Closing

6.1 Conditions to All Parties’ Obligations.

The obligations of the Parties to consummate the Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the Parties to the extent permitted by applicable Law):

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the Transactions.

6.2 Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law and, in the case of Section 6.2(d), subject to the terms of the Management Agreement Side Letter):

(a) Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 4.1, Section 4.2, and Section 4.6 hereof (the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date) and (ii) the representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations) shall be true and correct (without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

(d) A&R Management Agreement. Seller, Seller Manager and Seller Operating LLC shall have entered into the A&R Management Agreement in accordance with the Management Agreement Side Letter.

6.3 Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law):

(a) Representations and Warranties. (i) The representations and warranties of Seller contained in Section 3.1, Section 3.2, and Section 3.6 hereof (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), (ii) the representations and warranties of Seller contained in Section 3.5(a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date) and (iii) the representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.5(a)) shall be true and correct (without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(b) Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect shall have occurred.

(d) Deliveries. Buyer shall have received the deliveries contemplated by Article VII.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

7.1 Officer’s Certificate. An officer’s certificate signed by a duly authorized executive officer of Seller to the effect set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

7.2 W-9. An IRS Form W-9 duly executed by Seller.

7.3 Other Deliverables. All Closing Documents and Transfer Documents contemplated by Section 2.9(a) with respect to Assets that collectively represent at least eighty-five percent (85%) of the aggregate Closing Consideration Amount (inclusive of the Non-Assignable Asset Consideration Amount).

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

8.1 Officer’s Certificate. A certificate signed by a duly authorized executive officer of Buyer to the effect set forth in Section 6.2(a) and Section 6.2(b).

8.2 Closing Consideration Amount. The Closing Consideration Amount (less the Non-Assignable Asset Consideration Amount, if any), by wire transfer of immediately available funds, to the account or accounts designated by Seller in accordance with Section 2.6(c).

8.3 Other Deliverables. Duly executed counterpart signature pages to all Closing Documents and Transfer Documents contemplated by Section 2.9 to which Buyer is a party.

ARTICLE IX

Survival

9.1 Survival. All of the representations and warranties of the Parties set forth in this Agreement shall terminate and expire as of the Closing, and all liability and obligations of any nature with respect to such representations and warranties shall thereupon be extinguished; provided, however, that representations and warranties set forth in Section 3.5 and Section 4.5 solely as they relate to any Non-Assignable Asset shall survive the Closing and shall terminate and expire as of the Post-Closing Transfer Date applicable thereto.

ARTICLE X

Repurchase of Loan Assets

10.1 Repurchase. With respect to Assets that are Loans only, if at any time prior to the one (1) year anniversary of the Closing Date, or with respect to any Non-Assignable Asset, the later of the one (1) year anniversary of the Closing Date and three (3) months after the applicable Post-Closing Transfer Date (in each case, the “Repurchase Deadline”), Buyer delivers written notice to Seller that it has determined in good faith that Seller has breached its representations or warranties set forth in Section 3.5 or Section 3.8 hereof with respect to any Loan and such breach (a) would, if uncured, directly result in a reduction to the intrinsic value of such Loan in any material respect (measured relative to the Allocated Purchase Price allocable to such Loan) or (b) would adversely affect Buyer’s ability to own such Loan in any material respect, which such notice shall set forth the specific breach and the requested reasonable cure thereof (“Buyer’s Breach Notice”), then Seller shall, at Seller’s option, either (i) cure such breach set forth in Buyer’s Breach Notice to Buyer’s reasonable satisfaction, in each case, within ninety (90) Business Days after receiving such Buyer’s Breach Notice (the “Cure Period”) or (ii) within thirty (30) days after, as applicable, (A) receiving such Buyer’s Breach Notice or (B) the expiration of the Cure Period if Seller elected to cure such breach pursuant to clause (i) but failed to so cure such breach to Buyer’s reasonable satisfaction, repurchase such Loan at an amount equal to the Repurchase Price (as defined below) (a “Repurchase”); provided, however, that Buyer may elect in its own discretion (including upon request of Seller) to waive the Repurchase remedy and retain such Loan. In any event, Buyer’s failure to provide a Buyer’s Breach Notice with respect to a Loan to Seller prior to the Repurchase Deadline shall be a waiver of any rights and remedies of Buyer under this Article X with respect to such Loan. A Repurchase by Seller pursuant to this Article X shall be Buyer’s sole remedy for any such breach causing such Repurchase pursuant to this Agreement with respect to the relevant Loan sold to Buyer by Seller. Upon receipt of the Repurchase Price, Buyer shall promptly take all steps reasonably necessary to effect the reconveyance of any repurchased Loan, including, without limitation, (1) the credit or return of all reserves, reserves, security and amounts held in escrow accounts that were assigned to Buyer at the Closing, (2) the return of the Mortgage Loan File, the Loan Documents and all other documents related to such Loan that was provided to Buyer in connection with its purchase of such Loan hereunder and (3) any additional documents related to the Mortgage Loan File with respect to such Loan that subsequently came into Buyer’s or its designee’s possession following the related Closing Date, to Seller or its designee.

10.2 Repurchase Price. For any Repurchase, the “Repurchase Price” shall mean, as to any Loan, the Allocated Purchase Price, except that (a) the Allocated Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of all principal payments received by Buyer with respect to the Loan in question from and after the Closing Date, and (b) the Allocated Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of any portion of the principal amount thereof that was forgiven by Buyer of such Loan from and after the Closing Date.

ARTICLE XI

Termination

11.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Seller Stockholder Approval is obtained, by mutual written consent of Seller and Buyer.

11.2 Termination by Either Seller or Buyer. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by written notice given by either Seller or Buyer to the other Party, if:

(a) the Closing shall not have occurred by 11:59 p.m. (Eastern time) on October 27, 2026, whether such date is before or after the date the Seller Stockholder Approval is obtained (such date, the “Outside Date”); provided, however, that notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.2 shall not be available to any Party if the failure of the Closing to occur by such date shall be due primarily to the failure of such Party to perform any of the covenants or agreements to be performed by it under this Agreement;

(b) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller Stockholder Approval shall not have been obtained; or

(c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable (whether before or after the Seller Stockholder Approval has been obtained); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.2(c) shall have used reasonable best efforts to appeal, resolve or remove such Injunction.

11.3 Termination by Seller. This Agreement may be terminated and the Transactions may be abandoned by written notice given by Seller to Buyer:

(a) if (i) at any time prior to the satisfaction of the conditions set forth in Section 6.1(a) the Seller Board, or an authorized committee thereof, determines or authorizes Seller, subject to complying with the terms of this Agreement (including Section 5.4(e)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (ii) substantially concurrent with or immediately following the termination of this Agreement, Seller enters into such Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) substantially concurrent with such termination Seller pays to Buyer in immediately available funds any amounts required to be paid pursuant to Section 11.5;

(b) at any time prior to the Closing if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations and warranties set forth in this Agreement on the part of Buyer which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Seller to Buyer and (ii) the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) Seller has confirmed by written notice to Buyer that it stands ready, willing and able to consummate the Transactions when required pursuant to Section 2.1 and (iii) Buyer fails to consummate the Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, Buyer shall not be entitled to terminate this Agreement).

11.4 Termination by Buyer. This Agreement may be terminated and the Transactions may be abandoned by written notice given by Buyer to Seller:

(a) at any time prior to the receipt of the Seller Stockholder Approval if (i) a Change of Recommendation shall have occurred or Seller shall have failed to include in the Proxy Statement mailed to each holder of Seller Common Stock the Seller Board Recommendation, (ii) Seller shall have failed to reaffirm the Seller Board Recommendation within five (5) Business Days after both (A) an Acquisition Proposal shall have been made public and (B) receipt by Seller of a written request to do so from Buyer, or (iii) there shall have been a breach of the provisions of Section 5.4 or Section 5.5 which impairs, prevents or materially delays the consummation of the Transactions and, with respect to Section 5.5, such breach cannot be or is not cured reasonably promptly after receipt of written notice thereof; or

(b) at any time prior to the Closing if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations or warranties set forth in this Agreement on the part of Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Buyer to Seller and (ii) the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.4(b) at any time when Buyer is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied.

11.5 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article XI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve Seller of any liability to pay the Termination Fee pursuant to this Section 11.5, (ii) subject to the limitations set forth in Section 11.5(d), no such termination shall relieve or release any of the Parties from any liability or damages for willful and intentional breach or fraud, (iii) no such termination shall relieve or release Buyer from any liability or damages in the event that this Agreement is terminated (A) by Seller pursuant to Section 11.3(c) or (B) by Buyer pursuant to Section 11.2(a) at any time Seller had the right to terminate this Agreement pursuant to Section 11.3(c) and (iv) the agreements of the Parties contained in Section 5.2, the provisions of this Section 11.5 and Article XII shall survive the termination of this Agreement. For the avoidance of doubt, nothing in this Section 11.5(a) shall limit or otherwise effect any Party’s rights under Section 12.14 or Section 12.15, including any Party’s rights to specific performance and other injunctive and equitable relief as provided for therein.

(b) In the event that:

(i) (A) this Agreement is terminated by Buyer or Seller pursuant to Section 11.2(a) or Section 11.2(b), and (1) in the case of a termination pursuant to Section 11.2(b), at or prior to the Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and (2) in the case of a termination pursuant to Section 11.2 (a), prior to such termination, a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and provided that the Seller Stockholder Approval shall not have been obtained at the Stockholders Meeting (including any adjournment or postponement thereof), and (B) within twelve (12) months after the date of such termination of this Agreement, Seller shall have consummated any Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided, that for purposes of this clause (B), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Buyer pursuant to Section 11.4(a); or

(iii) this Agreement is terminated by Seller pursuant to Section 11.3(a); then Seller shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days after the date on which Seller consummates the Acquisition Proposal referred to in subclause (i)(B) above, pay or cause to be paid to Buyer the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Buyer the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Buyer the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Seller be required to pay the Termination Fee on more than one occasion).

(c) Buyer and Seller acknowledge that the agreements contained in this Section 11.5 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If Seller fails to pay the Termination Fee when due in accordance with Sections 11.5(b), (i) Seller shall reimburse Buyer for all of its costs and expenses incurred in connection with enforcement and collection of such amounts and (ii) the Termination Fee due shall accrue interest at a rate equal to the lower of the Prime Rate and the maximum rate permitted by applicable Law.

(d) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 12.15 and (ii) any willful and material breach by Seller of this Agreement, the Parties expressly acknowledge and agree that:

(i) Buyer’s receipt of the Termination Fee from Seller pursuant to Section 11.5(b) (together with any reimbursements due or interest thereon in accordance with Section 11.5(c)), respectively, shall be the sole and exclusive remedy of Buyer and their respective affiliates against Seller, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents (the “Seller Obligors”) for any loss suffered with respect to this Agreement, the Transactions, the termination of this Agreement, the failure of the Transactions to be consummated or any breach of this Agreement by Seller.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to Section 11.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Buyer by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of Buyer arising out of or related to this Agreement, and the transactions contemplated hereby (including any breach by Seller that is not a willful and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Seller Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Seller Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will Buyer be entitled to seek to recover or obtain against any of the Seller Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim at law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by Seller), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE XII

Miscellaneous

12.1 Expenses. All fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated.

12.2 Transfer Taxes. All Tax returns with respect to Transfer Taxes incurred in connection with or as a consequence of the transfer of the Assets shall be timely filed by the Party responsible for such filing under Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax returns) shall be borne by Seller. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Law. If Buyer pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Governmental Entity, Seller shall reimburse Buyer for the amount of such Transfer Tax that Seller is responsible for pursuant to this Section 12.2 within ten (10) days of Buyer’s written demand therefor.

12.3 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given or made if delivered to the applicable Party (a) personally (notice deemed given upon receipt), (b) by electronic mail (notice deemed given on the date sent if sent before 5:00 p.m. Eastern time on a Business Day (and otherwise on the next Business Day), so long as the sender thereof has not received any automatically generated transmission indicating that such email has not been received by the intended recipient thereof), or (c) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via electronic mail.

If to Seller:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, Inc.
9 West 57th Street, 42nd Floor
New York, NY 10019
Attn: Stuart Rothstein
Email: srothstein@apollo.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein
Adam B. Cohen
Email: steven.epstein@friedfrank.com
adam.cohen@friedfrank.com

and

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10001
Attn: Andrew Epstein
Chang-Do Gong
Robert N. Chung
Email: andrew.epstein@cliffordchance.com
cgong@cliffordchance.com
robert.chung@cliffordchance.com

If to Buyer:	Athene Holding Ltd.
c/o Apollo Insurance Solutions Group LP
7700 Mills Civic Pkwy
West Des Moines, Iowa 50266
Attention: General Counsel
Email: legal@athene.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Perry Shwachman
Jonathan Blackburn

and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Bonnie Neuman

Email: pshwachman@sidley.com
jblackburn@sidley.com
bonnie.neuman@sidley.com

12.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland.

12.5 Entire Agreement. This Agreement and the Ancillary Documents, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

12.6 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.7 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

12.8 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

12.9 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise.

12.10 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that (a) Buyer shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in each case in whole or in part, to one or more Designated Buyers, including, for the avoidance of doubt, any Affiliate, in accordance with Section 2.8 and (b) Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement to one or more of its Subsidiaries with the consent of Buyer; provided, that no such assignment shall relieve the assigning Party of its obligations under this Agreement.

12.11 Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Circuit Court for Baltimore City, Maryland or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Maryland and the appellate courts to which orders and judgements therefore may be appealed (collectively, the “Acceptable Courts”) and each of the Parties hereby submits to the exclusive jurisdiction of the Acceptable Courts for the purpose of any such Litigation; provided, that (a) a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (b) each Party agrees, with respect to any action or proceeding filed in any Maryland state court that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in the Acceptable Courts, (b) any claim that any such Litigation brought in the Acceptable Court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Litigation in the Acceptable Courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with the Acceptable Courts as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any Litigation.

12.12 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.13 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.14 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

12.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

12.16 Counterparts. This Agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.17 Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions or any of the Ancillary Documents, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

12.18 No Recourse.. Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of, and any financial advisor, or lender to any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of the foregoing (collectively, the “Nonparty Affiliates”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, this Agreement or the Transactions or in respect of any oral representations made or alleged to be made in connection herewith and, to the maximum extent permitted by Law (other than as set forth in this Agreement and the Ancillary Documents), each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates of another Party.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE HOLDING LTD.

By: APOLLO INSURANCE SOLUTIONS GROUP LP, its investment adviser

By: APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P., its sub-adviser

By: APOLLO GLOBAL REAL ESTATE MANAGEMENT GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

[Signature Page to Asset Purchase and Sale Agreement]

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

[Signature Page to Asset Purchase and Sale Agreement]

Exhibit 10.1

January 27, 2026

ACREFI Management, LLC

c/o Apollo Global Management LLC

9 West 57th Street, 42nd Floor

New York, New York 10019

Re:	A&R Management Agreement

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this letter agreement (as applicable), the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by the Company into the Purchase Agreement, the Company has requested that ACREFI Management, LLC (the “Manager”) and ACREFI Operating, LLC (the “Operating LLC”) enter into this letter agreement to set forth certain agreements and understandings between the Company, the Operating LLC and the Manager. As inducement and in consideration for the Company’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amended and Restated Management Agreement. On or prior to the Closing Date (and in any event, no later than the Closing), the Company, the Manager and the Operating LLC shall each (a) execute and deliver counterpart signature pages to that certain Amended and Restated Management Agreement in the form attached hereto as Exhibit A (the “A&R Management Agreement”); provided, that the A&R Management Agreement executed and delivered at the Closing may deviate from the form attached hereto as Exhibit A to reflect (i) the insertion of the effective date thereof (which, for the avoidance of doubt, shall be the Closing Date), (ii) the correction of scrivener’s errors, or (iii) such other changes as may be expressly approved by the Special Committee of the Board of Directors of the Company constituted for purposes of the transactions contemplated by the Purchase Agreement (the “Special Committee”)), and (b) take or cause to be taken such other actions as may be necessary or appropriate to cause the A&R Management Agreement to become effective contemporaneously with the Closing. The parties hereto acknowledge and agree that the Company shall not be permitted to amend or waive the condition to Closing contained in Section 6.2(d) of the Purchase Agreement without the express prior approval of the Special Committee.

2. Miscellaneous.

a. This letter agreement shall automatically terminate and be of no further force or effect upon any valid termination of the Purchase Agreement.

b. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

c. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

d. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, no amendment, waiver, or modification to this letter agreement shall be effective without the express prior approval of the Special Committee, except for deviations from the form attached hereto as Exhibit A to the extent expressly permitted pursuant to Section 1 above. No party shall take any action, directly or indirectly, to circumvent or avoid any requirement for the approval of the Special Committee under this letter agreement.

e. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

f. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

2

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACREFI OPERATING, LLC

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACKNOWLEDGED AND AGREED: ACREFI MANAGEMENT, LLC

By:	/s/ Jessica L. Lomm
Name: Jessica L. Lomm
Title: Vice President

[Signature Page to Letter Agreement (Management Agreement)]

Exhibit A

A&R Management Agreement

Attached.

FINAL FORM

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into as of [•]1 (the “Effective Date”), by and among APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (the “Company”), ACREFI OPERATING, LLC, a Delaware limited liability company (“Operating LLC”) and ACREFI MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that has elected and intends to continue to qualify to be taxed as a REIT for federal income tax purposes;

WHEREAS, the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;

WHEREAS, reference is made to that certain Management Agreement by and between the Company, Operating LLC and the Manager, dated as of September 23, 2009 (as amended, modified or supplemented from time to time prior to the Effective Date, the “Original Agreement”); and

WHEREAS, the Company, Operating LLC and the Manager desire to amend and restate the Original Agreement in its entirety pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Advisers Act” shall have the meaning set forth in Section 2(b).

(b) “Agreement” means this Amended and Restated Management Agreement, as amended, restated or supplemented from time to time.

(c) “Apollo” means Apollo Global Management, LLC, a Delaware limited liability company, together with its subsidiaries.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(e) “Apollo Global Real Estate Management” shall have the meaning set forth in Section 2(b).

(f) “Assets” means the assets of the Company and the Subsidiaries.

(g) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

[1]	Note: To be the Closing Date (as defined in the Purchase Agreement).

(h) “Base Management Fee” means the Pre-Milestone Base Management Fee or the Post-Milestone Base Management fee, as applicable.

(i) “Board of Directors” means the Board of Directors of the Company.

(j) “Book Value Per Share” means, as of the date of any applicable fiscal quarter end, the Stockholders’ Equity, less the aggregate liquidation preference of the Series B-1 Preferred Stock and any other securities of the Company that are entitled to a liquidation preference, divided by the total number of shares of Common Stock outstanding.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(m) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(n) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(o) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.

(p) “Core Earnings” means the net income (loss), computed in accordance with GAAP (taking into account all applicable operating expenses of the Company and its Subsidiaries, including for the avoidance of doubt, the Base Management Fee), excluding: (i) non-cash equity compensation expense; (ii) depreciation and amortization; (iii) any unrealized gains or losses or other non-cash items that are included in net income, regardless of whether such items are included in other comprehensive income or loss, or in net income; (iv) one-time events pursuant to changes in GAAP; (v) certain non-cash charges; and (vi) the Incentive Compensation, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

(q) “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(r) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the limited liability company operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Guidelines” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

(y) “Incentive Compensation” means, with respect to any fiscal quarter following achievement of the ROE Milestone, an incentive fee calculated and payable (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) with respect to such fiscal quarter in arrears, in an amount not less than zero and expressed in U.S. Dollars for purposes of determining the number of shares of Common Stock to be issued to the Manager as payment therefor, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the product of (A) average Stockholders’ Equity for the previous 12-month period as of the end of such fiscal quarter and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three fiscal quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any fiscal quarter unless Core Earnings for the 12 most recently completed fiscal quarters is greater than zero.

(z) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.

(aa) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.

(bb) “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

(cc) “Initial Term” shall have the meaning set forth in Section 12 of this Agreement.

(dd) “Investment Committee” means the Manager’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Assets, sourcing, financing and leveraging strategies and compliance with the Company’s Guidelines.

(ee) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ff) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg) “Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

(hh) “Monitoring Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(ii) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(jj) “NYSE” means the New York Stock Exchange Euronext.

(kk) “Operating LLC” shall have the meaning set forth in the introductory paragraph of this Agreement.

(ll) “Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

(mm) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(nn) “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(oo) “Post-Milestone Base Management Fee” means, in respect of each fiscal quarter following the fiscal quarter in which the ROE Milestone is achieved, a base management fee in an amount equal to 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Stockholders’ Equity.

(pp) “Pre-Milestone Base Management Fee” means, in respect of each fiscal quarter following the Effective Date and prior to and inclusive of the quarter in which the ROE Milestone is achieved, a base management fee, calculated as follows:

(i) if ROE for such fiscal quarter is less than 7.5% (determined on an annualized basis for such quarter), an amount equal to 0.75% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity; or

(ii) if ROE for such fiscal quarter equals or exceeds 7.5% (determined on an annualized basis for such quarter), an amount equal to 1.5% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity.

(qq) “REIT” means a “real estate investment trust,” as defined under the Code.

(rr) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(ss) “ROE” means with respect to any fiscal quarter, an amount, expressed as a percentage, equal to (i) the Company’s Core Earnings for such fiscal quarter, annualized, divided by (ii) Stockholders’ Equity as of the end of such fiscal quarter.

(tt) “ROE Milestone” means the date on which the Company has achieved a ROE equal to or greater than 7.5% for two consecutive fiscal quarters following the Effective Date.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Series B-1 Preferred Stock” means the 7.25% Series B-1 Cumulative Redeemable Perpetual Preferred Stock of the Company, par value $0.01 per share.

(ww) “Stockholders’ Equity” means:

(i) the sum of the net proceeds from all issuances of the Company’s equity securities since inception, including the cumulative amount of Common Stock issued as payment of Base Management Fee and any Incentive Compensation following the Effective Date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (as determined in accordance with GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iii) any amount that the Company pays for repurchases of its common stock since inception, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(iv) one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

With respect to that portion of the period from and after the Effective Date that is used in any calculation of Incentive Compensation or the Base Management Fee, all items in the foregoing sentence (other than clause (iii)) shall be calculated on a daily weighted average basis.

(xx) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(yy) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(zz) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(aaa) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

Section 2. Appointment and Duties of the Manager.

(a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of the Company; (ii) the Manager is an affiliate of Apollo Global Real Estate Management, L.P. (“Apollo Global Real Estate Management”), an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (iii) the Manager performs its services for the Company through the personnel and facilities of Apollo Global Real Estate Management; (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of Apollo Global Real Estate Management, or (B) other persons who are subject to the supervision and control of Apollo Global Real Estate Management; (v) all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder; and (vi) the Manager relies upon Apollo Global Real Estate Management’s registration under the Advisers Act in not registering itself.

(c) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

i.

serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as of the date hereof are attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

ii.	forming the Investment Committee;

iii.	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

iv.

representing and making recommendations to the Company in connection with the purchase and finance of, and commitment to purchase and finance, commercial mortgage loans (including on a portfolio basis), real estate-related debt securities, CMBS and other real estate-related assets and the sale and commitment to sell such assets;

v.

with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

vi.

advising the Company on and, negotiating and entering into, on behalf of the Company and the Subsidiaries, credit facilities (including term loans and revolving facilities), repurchase agreements, resecuritizations, securitizations, warehouse facilities, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

vii.	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

viii.	oversight of loan portfolio servicers;

ix.	providing the Company with portfolio management;

x.

engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

xi.	advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to programs established by the U.S. government;

xii.

coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

xiii.

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

xiv.	providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

xv.

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

xvi.

communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

xvii.	counseling the Company in connection with policy decisions to be made by the Board of Directors;

xviii.

evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Guidelines;

xix.

counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

xx.

counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

xxi.	furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

xxii.

monitoring the operating performance of the Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

xxiii.

investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

xxiv.

assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

xxv.	assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

xxvi.

assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

xxvii.

assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

xxviii.

placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

xxix.

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

xxx.

using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

xxxi.

advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

xxxii.

serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Company and the Subsidiaries including (1) assisting the Company and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for their investments;

xxxiii.

performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

xxxiv.	using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide loan origination services, asset management services, portfolio servicing, and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(f) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors of the Company.

(g) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 9 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(n) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(o) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer and president, a chief financial officer, and other appropriate support personnel. The Manager is not obligated to dedicate any of its personnel exclusively to the Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company.

(b) The Manager agrees to offer the Company and the Subsidiaries the right to participate in all opportunities that the Manager determines are appropriate for the Company and the Subsidiaries in view of its objectives, policies and strategies, and other relevant factors, subject to the exception that the Company and the Subsidiaries might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other funds and clients in relevant opportunities. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary;

(v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) Neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f) In the event that the Company invests in, acquires or sells assets to any joint ventures with Apollo or its Affiliates or if it purchases assets from, sells assets to or arranges financing from or provides financing to Apollo, Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s Affiliates or the Manager, any such transactions shall require the approval of the Independent Directors.

Section 8. Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager quarterly in arrears (i) commencing with the quarter in which the Effective Date occurs, the applicable Base Management Fee and (ii) in any quarter following the achievement of the ROE Milestone in which the Incentive Compensation is earned in accordance with the definition thereof, the Incentive Compensation.

(b) The Manager shall compute each installment of the Base Management Fee, and, if applicable, any Incentive Compensation, within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, subject to Section 8(c) and Section 8(d) of this Agreement, payment of such installment of the Base Management Fee and the Incentive Compensation (if any), as applicable, shown therein shall be due and payable in cash (in the case of the Post-Milestone Base Management Fee) or in shares of Common Stock (in the case of the Pre-Milestone Base Management Fee and any Incentive Compensation), no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) Subject to Section 8(d), the number of shares of Common Stock to be issued to the Manager as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation, as applicable, shall be equal to the dollar amount of such installment divided by the greatest of (i) the Company’s Book Value Per Share as of the end of the fiscal quarter to which such installment relates, (ii) an amount equal to the average of the closing prices for a share of Common Stock on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates and (iii) the par value per share of Common Stock.

(d) To the extent (i) any issuance of a number of shares of Common Stock to be issued in accordance with this Agreement as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation is restricted or prohibited under U.S. federal or state securities laws or the rules of the NYSE, (ii) the issuance of such shares of Common Stock to the Manager would result in a violation of the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors has granted the Manager as of the date such shares are otherwise required to be issued, or (iii) the approval of the stockholders of the Company was sought with respect to payment of the Pre-Milestone Base Management Fee and/or Incentive Compensation in Common Stock and was not obtained, then (A) in the case of Sections 8(d)(i) and 8(d)(ii), the Company shall pay such installment of the Pre-Milestone Base Management Fee and/or installment of Incentive Compensation by (1) issuing to the Manager the maximum number of shares of Common Stock that can be issued as partial payment of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation without violating the applicable restriction, prohibition or limit, as the case may be, and (2) paying the balance of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation to the Manager in cash, which may be all or a portion of such fees, and (B) in the case of Section 8(d)(iii), the Company shall pay the Pre-Milestone Base Management Fee and Incentive Compensation in full to the Manager in cash. For the avoidance of doubt, regardless of whether this Section 8(d) requires payment of a particular installment of the Pre-Milestone Base Management Fee or Incentive Compensation partially in cash and partially in stock, or entirely in cash, the Manager will, in all cases, be entitled to receive the full amount of the applicable installment, as calculated and determined pursuant to the terms of this Agreement, including Sections 8(b) and 8(c).

(e) The Base Management Fee and Incentive Compensation are subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii)

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager;

(iii)

the compensation and expenses of the Company’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering the Manager, its Affiliates and/or the Company to indemnify the Company’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 7(c) of this Agreement;

(iv)

costs associated with the establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v)	expenses in connection with the application for, and participation in, programs established by the U.S. government;

(v)

expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(viii)

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of the Company’s or any of the Subsidiary’s securities offerings;

(ix)

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(x)	compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)	all taxes and license fees;

(xiii)	all insurance costs incurred in connection with the operation of the Company’s business;

(xiv)	costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xv)

all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xvi)

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvii)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix)	all costs and expenses relating to the development and management of the Company’s website; and

(xx)	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (2) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company, at the option of the Manager, shall be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs as calculated at each fiscal quarter end. The Manager and the Company may modify this allocation methodology, subject to the Independent Directors’ approval.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries, including expenses allocated to the Company pursuant to Section 9 above, shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 13. Term; Termination; Effectiveness.

(a) Effective as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety and superseded and replaced by this Agreement in all respects. From and after the Effective Date and until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until [•]2 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of the average annual Base Management Fee and Incentive Compensation during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

[2]	Note: Initial Term to extend one (1) year from the Effective Date.

(c) No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d) If, following the Effective Date, this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

Section 14. Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors, provided that such assignment does not require the Company’s approval under the Advisers Act.

Section 15. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by electronic mail, facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Stuart Rothstein, President, Chief Executive Officer and Director

Facsimile: (212) 515-3251

(b)	If to the Manager:

ACREFI Management, LLC

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Jessica Lomm

Facsimile: (212) 515-3251

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 22. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 23. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

ACREFI OPERATING, LLC

By:
Name:
Title:

ACREFI MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to A&R Management Agreement]

Exhibit 10.2

January 27, 2026

Apollo Management Holdings, L.P.

3 Bryant Park

New York, NY 10036

Re:	Seller Transaction Expenses

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by Seller into the Purchase Agreement, Seller has requested that Apollo Management Holdings, L.P. (“Apollo”) enter into this letter agreement to set forth certain agreements and understandings between Seller and Apollo. As inducement and in consideration for the Seller’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Seller Transaction Expenses. Notwithstanding anything contained in the Purchase Agreement to the contrary, Apollo hereby agrees to pay or reimburse or cause to be paid or reimbursed, up to $10,000,000.00 in the aggregate, of documented expenses incurred by Seller in connection with the Purchase Agreement and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors, and any financing exit, repayment or breakage fees (“Transaction Expenses”), provided that the Purchase Agreement has not been terminated (1) by Seller pursuant to Section 11.3(a) thereof in connection with a Superior Proposal made by an Excluded Party or (2) by Buyer pursuant to Section 11.4(a) thereof in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party. Following the earlier of: (a) the consummation of the transactions contemplated by the Purchase Agreement and (b) the valid termination of the Purchase Agreement pursuant to the applicable provisions contained therein, Seller shall deliver written notice to Apollo of its request for reimbursement pursuant to this letter agreement, which notice shall include payment and wire instructions. As soon as reasonably practicable following receipt of such notice from Seller, and in no event later than ten (10) business days thereafter, Apollo shall deliver payment directly to Seller or, at Seller’s direction in the written notice, to applicable service providers or other Transaction Expense payees of Seller.

2. Tax Matters. The Transaction Expenses reimbursement payment (the “Payment”) shall be paid into escrow on the date such payment is required to be paid by Apollo pursuant to this letter agreement by wire transfer of immediately available funds to an escrow account established by Apollo. The amount payable out of such escrow account to Seller in any tax year of Seller shall not exceed the maximum amount that can be paid to Seller without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (such amount, the “Qualifying Income”), and assuming that Seller has income from unknown sources during such year in an amount equal to 1% of its gross income that is not Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), in each case as determined by Seller’s independent accountants, unless Seller receives a written opinion from qualified counsel satisfactory to the board of directors of the Seller to the effect that the payment (i) should constitute Qualifying Income or (ii) otherwise should not cause Seller to fail to qualify as a real estate investment trust for U.S. federal income tax purposes, in which case the full amount in escrow shall be payable to Seller.

3. Miscellaneous.

a. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

b. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

c. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto.

d. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

e. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

2

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

Seller:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer and President

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

Apollo:

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

[Signature Page to Letter Agreement]

Exhibit 99.1

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. ANNOUNCES ENTRY INTO DEFINITIVE AGREEMENT TO SELL COMMERCIAL REAL ESTATE LOAN PORTFOLIO

Transaction Enables ARI to Refresh Strategy and Validates Book Value per Share of Common Stock

New York, NY, January 28, 2026 – Apollo Commercial Real Estate Finance, Inc. (“ARI” or the “Company”) (NYSE:ARI) today announced the Company has entered into a definitive agreement with Athene Holding Ltd. (“Athene”) to sell the Company’s entire approximately $9 billion commercial real estate loan portfolio for a purchase price based on 99.7% of total loan commitments, net of asset specific CECL reserves, and with the exception of two loans with a combined total principal balance of $146 million that are expected to be repaid prior to closing. Following repayment of ARI’s financing facilities and other indebtedness and transaction expenses, ARI expects to have approximately $1.4 billion of net cash and approximately $1.7 billion of common stockholders’ equity, which equates to approximately $12.05 per share of common stock. ARI will retain all of the net equity interest in the real estate properties the Company holds, which totaled $466 million as of September 30, 2025.

Under the definitive agreement, Athene has the right to assign the right to acquire the assets to affiliates of and funds managed by Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”) including Athene Co-Investment Reinsurance Affiliate entities. The transaction has been approved by ARI’s board of directors upon the unanimous recommendation of a special committee of independent directors of ARI’s board of directors. The transaction is subject to approval by the holders of a majority of the Company’s outstanding shares of common stock.

Stuart Rothstein, Chief Executive Officer and President of ARI said: “Our objective has always been and continues to be to maximize stockholder value. Like many peers in the sector, ARI’s common stock has traded below book value for an extended period and has not fully reflected the intrinsic value of the Company’s loan portfolio. At the same time, attractive yield-generating assets such as ARI’s are highly valued, in short supply, and continue to attract strong demand from the institutional market. This transaction provides certainty of execution through a complete loan portfolio sale to a high-conviction buyer with deep familiarity with the assets, given Athene’s aligned position in the capital structure with ARI across nearly 50% of the loans in the portfolio.”

ARI’s management team, in consultation with ARI’s board of directors, will spend the remainder of the year evaluating a range of commercial real estate–related strategies designed to reposition the Company. In assessing potential new asset strategies, ARI will leverage Apollo’s broader investment platform and origination capabilities. The Company also will consider strategic M&A opportunities.

Mr. Rothstein added: “The goal of any new asset strategy or strategic transaction will be to deliver attractive current yield and position ARI’s shares to trade at or above book value on a go-forward basis.”

During this evaluation period, ARI’s annual management fee rate will be reduced by 50% and paid in shares of common stock to further align the interests of Apollo and ARI stockholders. If a new asset strategy or a strategic transaction is not announced by year-end, Apollo intends to recommend that ARI’s board of directors explore all available strategic alternatives, including dissolution.

Transaction Highlights

The transaction is expected to offer several compelling benefits to ARI’s stockholders, including:

•

Valuation Validates Book Value and Delivers an Immediate Premium to Recent Trading Levels – For the last four years, ARI’s shares have traded at a substantial discount, averaging approximately 0.77x of book value. The transaction validates ARI’s book value, representing a compelling ~23% premium to recent stock trading levels.

•

Loan Portfolio Sale with No Financing Contingency – The proposed transaction (the “Transaction”) includes no financing contingency and provides ARI with immediate liquidity upon closing, following the repayment of substantially all of ARI’s liabilities.

•

Continuity of Dividend – ARI intends to declare a $0.25 per share dividend for the first quarter of 2026, and to continue paying a quarterly dividend per share of common stock, in each case subject to the approval of the board of directors, targeting an approximately 8% annualized yield on the post-transaction book value per share.

•

Positions ARI for the Future – Upon closing of the transaction, ARI will emerge as a well-capitalized REIT with a strong balance sheet with approximately $1.4 billion of net cash and a clear runway to design and execute a refreshed strategy.

John Zito, Co-President of Apollo Asset Management, added: “Apollo believes ARI stockholders will unlock significant value from this transaction. Our longstanding commitment has been to deliver strong, positive outcomes in all instances where we manage stockholder capital. With respect to public vehicles we manage, we consistently review underlying portfolio and stock price performance in evaluating potential strategies and options with the objective of maximizing realizable value for stockholders. We will continue to remain disciplined with each entity we manage and guided by a rigorous assessment of risk, liquidity, and return.”

Additional Details

Under the terms of the definitive agreement, ARI may solicit, receive, evaluate and enter into negotiations with respect to alternative proposals from third parties for a period of 25 calendar days, continuing through February 21, 2026. The special committee of the board of directors of ARI, with the assistance of its independent advisors, will actively solicit alternative proposals during this period. There can be no assurance that this process will result in receipt of a superior proposal or that any other transactions may be approved or consummated.

Completion of the Transaction, which is expected to occur in the second quarter of 2026, is subject to, among other things, the approval by the holders of at least a majority of the Company’s outstanding shares of common stock and the satisfaction of customary closing conditions.

BofA Securities is serving as independent financial advisor to the special committee of the board of directors of ARI and Fried, Frank, Harris, Shriver & Jacobson LLP is serving as the special committee’s independent legal advisor; Clifford Chance US LLP is serving as ARI’s legal advisor; Sidley Austin is serving as Athene’s legal advisor and Eastdil Secured is serving as Athene’s financial advisor.

Conference Call

ARI’s management team will host a conference call to discuss this transaction on Wednesday, January 28, 2026 at 8:30a.m. Eastern Time. To register for the call, please use the following link: https://register-conf.media-server.com/register/BI75ced1791bb8419899fe61cbe575ece2

After you register, you will receive a dial-in number and unique pin. The Company will also post a link in the Stockholders’ section on ARI’s website for a live webcast. For those unable to listen to the live call or webcast, there will be a webcast replay link posted in the Stockholders’ section on ARI’s website approximately two hours after the call. In addition, a presentation regarding the transaction was posted to the Stockholders’ section of the website this morning.

Additional information for ARI Stockholders

This press release may be deemed solicitation material in respect of the Transaction. In connection with the Transaction, ARI intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). This press release does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF ARI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE IN THE

PROXY STATEMENT, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ARI AND THE TRANSACTION. These materials will be made available to the stockholders of ARI at no expense to them and are expected to be mailed to stockholders. When available after filing, the proxy statement and other relevant information may be obtained without charge from the SEC’s website at www.SEC.gov. Copies of the documents filed by ARI with the SEC are also available free of charge on ARI’s website at www.apollocref.com.

This document is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This document is not a substitute for the proxy statement or any other document that ARI may file with the SEC or send to stockholders in connection with the Transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The directors and executive officers of ARI, and certain other affiliates of ACREFI Management, LLC, may be deemed “participants” in the solicitation of proxies from stockholders of ARI in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of ARI in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the executive officers and directors of ARI and ACREFI Management, LLC in ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 29, 2025. You may obtain free copies of these documents using the sources indicated above.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial first mortgage loans, subordinate financings and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, Inc., a high-growth, global alternative asset manager with approximately $908 billion of assets under management as of September 30, 2025.

Additional information can be found on the Company’s website at www.apollocref.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: higher interest rates and inflation; market trends in the Company’s industry, real estate values, the debt securities markets or the general economy; the timing and amounts of expected future fundings of unfunded commitments; the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; risks associated with investing in real estate assets, including changes in business conditions and the general economy; the parties’ ability to consummate the Transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary third-party approvals, including stockholder approval, or the satisfaction of other closing conditions to consummate the Transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement or any unanticipated difficulties or expenditures relating to the Transaction; risks related to diverting the attention of ARI management from ongoing business operations; failure to realize the expected benefits of the Transaction; significant transaction costs and/or unknown or inestimable liabilities; risks of stockholder litigation in connection with the Transaction, including resulting expenses or delays; disruption of current plans and operations caused by the announcement of the Transaction, making it more difficult to conduct business as usual or maintain relationships with current or future lenders, service providers, or vendors, and financing sources; and effects relating to the announcement of the Transaction or any further announcements or the consummation of the Transaction on the market price of ARI’s common stock. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

For ARI investor inquiries, please contact:

Hilary Ginsberg

ARI Investor Relations

(212) 822-0767

hmginsberg@apollo.com

For Apollo investor inquiries, please contact:

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0540

IR@apollo.com

For media inquiries, please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com